     As filed with the Securities and Exchange Commission on March 3, 1995
                                                 Registration No. 33-________
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                _______________

                                   FORM S-4
            Registration Statement Under The Securities Act of 1933
                                _______________

                         MARSHALL & ILSLEY CORPORATION
              (Exact name of Registrant as specified in charter)

        Wisconsin                    6022                    39-0968604
(State of Incorporation)  (Primary Standard Industrial    (I.R.S. Employer
                            Classification Code No.)     Identification No.)

                            770 North Water Street
                          Milwaukee, Wisconsin 53201

(Address, including ZIP Code, and telephone number, including area code, of
                  Registrant's principal executive offices)
                                _______________

                           M.A. HATFIELD, Secretary
                         Marshall & Ilsley Corporation,
                            770 North Water Street,
                         Milwaukee, Wisconsin 53202
                                (414) 765-7801
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                                _______________

                                  Copies to:
Randall J. Erickson                         Rymund P. Wurlitzer
Godfrey & Kahn, S.C.                        Citizens Bancorp of Delavan, Inc.
780 North Water Street                      104 North Fifth Street
Milwaukee, Wisconsin 53202                  P.O. Box 307
(414) 273-3500                              Delavan, Wisconsin 53115-1637
                                            (414) 728-2606

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                                  Proposed
Title of Each                      Proposed       Maximum
Class of            Amount         Maximum       Aggregate
Securities to       to be       Offering Price    Offering      Amount of
be Registered   Registered(1)    Per Share(2)     Price(2)   Registration Fee
_____________________________________________________________________________

Common Stock,
$1.00 par value    1,132,562         N/A        $20,074,000     $6,922.12
=============================================================================
(1) The number of shares to be registered is based upon an estimate of the maximum number of shares of Common Stock of the Registrant to be issued to holders of Common Stock of Citizens Bancorp of Delavan, Inc. ("Citizens Bancorp") pursuant to the Merger (as defined herein).

(2) The registration fee was computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the aggregate book value of the shares of Citizens Bancorp Common Stock on December 31, 1994 ($20,074,000).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                         MARSHALL & ILSLEY CORPORATION

                             Cross Reference Sheet


Registration Statement
  Item and Heading                         Location in Prospectus

1.   Forepart of Registration Statement    Facing Page of Registration
     and Outside Front Cover Page          Statement; Cross-Reference
     of Prospectus                         Sheet; Outside Front Cover Page of
                                           Prospectus/Proxy Statement

2.   Inside Front and Outside Back Cover   Inside Front Cover of
     Pages of Prospectus                   Prospectus/Proxy Statement;
                                           Available Information;
                                           Incorporation of Certain
                                           Information by Reference; Table
                                           of Contents

3.   Risk Factors, Ratio of Earnings to    Summary
     Fixed Charges and Other
     Information

4.   Terms of the Transaction              Incorporation of Certain
                                           Information by Reference;
                                           Summary; The Merger; Comparison
                                           of Shareholder Rights; Certain
                                           Provisions of the Wisconsin
                                           Business Corporation Law

5.   Pro Forma Financial Information       Not Applicable

6.   Material Contacts With the Company    Certain Related Transactions
     Being Acquired

7.   Additional Information Required for   Not Applicable
     Reoffering by Persons and Parties
     Deemed to be Underwriters

8.   Interests of Named Experts and        Not Applicable
     Counsel

9.   Disclosure of Commission Position     Not Applicable
     on Indemnification For Securities
     Act Liabilities

10.  Information With Respect to S-3       Available Information;
     Registrants                           Incorporation of Certain
                                           Information by Reference;
                                           Summary; Certain Information
                                           Regarding M&I

11.  Incorporation of Certain              Summary; Incorporation of Certain
     Information by Reference              Information by Reference

12.  Information with Respect to           Not Applicable
     S-2 o4 S-3 Registrants

13.  Incorporation of Certain              Not Applicable
     Information by Reference

14.  Information with Respect to           Not Applicable
     Registrants other than S-2
     or S-3 Registrants

15.  Information with Respect to S-3       Not Applicable
     Companies

16.  Information with Respect to S-2       Not Applicable
     or S-3 Companies

17.  Information with Respect to           Summary; Certain Information
     Companies other than S-3 or S-2       Concerning Citizens
     Companies                             Bancorp; Index to Financial
                                           Statements

18.  Information if Proxies, Consents      Incorporation of Certain
     or Authorizations to be Solicited     Information by Reference;
                                           Summary; The Special Meeting;
                                           The Merger - Dissenters' Rights
                                           of Appraisal; The Merger -
                                           Conditions to Merger; Certain
                                           Information Concerning Citizens
                                           Bancorp - Share Ownership;
                                           Certain Information Concerning
                                           M&I; Certain Related
                                           Transactions

19.  Information if Proxies, Consents      Not Applicable
     or Authorizations are not to be
     Solicited or in an Exchange Offer

                       Citizens Bancorp of Delavan, Inc.
                             104 North 5th Street
                                 P.O. Box 307
                         Delavan, Wisconsin 53115-1637
                         _____________________________

                   Notice of Special Meeting of Shareholders
                       To Be Held ________________, 1995

      Notice is hereby given that a special meeting of shareholders of Citizens Bancorp of Delavan, Inc. ("Citizens Bancorp"), a Wisconsin corporation, will be held on __________, ____________ ___, 1995 at _____ a.m.
local time, at the main office of Citizens Bancorp, 104 North 5th Street, Delavan, Wisconsin 53115-1637 (the "Special Meeting") for the following purposes:

      1. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization dated as of August 31, 1994, as amended, between Citizens Bancorp and Marshall & Ilsley Corporation ("M&I") and a related Agreement and Plan of Merger between M&I Interim Corp. ("M&I Interim Corp.") and Citizens Bancorp (all of which are hereinafter collectively referred to as the "Merger Agreement"), copies of which are attached as Appendix A to the accompanying Prospectus/Proxy Statement, pursuant to which Citizens Bancorp will be merged with and into M&I Interim Corp. (the "Merger") and each outstanding share of Citizens Bancorp's common stock, $1.00 par value, will be converted into the right to receive 305.85 shares of M&I's common stock, $1.00 par value, and cash in lieu of fractional shares;

      2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

      Shareholders are urged to read the accompanying Prospectus/Proxy Statement completely and carefully. No person has been authorized to give any information or make any representations not contained in the accompanying Prospectus/Proxy Statement and if given or made such information and representations should not be relied upon.

      The Board of Directors of Citizens Bancorp has fixed the close of business on __________, 1995, as the record date (the "Record Date") for determining the shareholders of Citizens Bancorp entitled to notice of and to vote at the Special Meeting, and only shareholders of record at such time will be entitled to such notice and to vote.

      THE BOARD OF DIRECTORS OF CITIZENS BANCORP BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CITIZENS BANCORP AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF CITIZENS BANCORP VOTE "FOR" THE MERGER AGREEMENT.

      DISSENTERS' RIGHTS OF APPRAISAL ARE AVAILABLE TO CITIZENS BANCORP SHAREHOLDERS WHO WISH TO DISSENT FROM THE MERGER AND WHO PROPERLY PERFECT SUCH RIGHTS.

                                    By order of the Board of Directors



                                    Rymund P. Wurlitzer, Chairman of Board

Delavan, Wisconsin
______________, 1995
                           _________________________

Your vote is important. Please mark, sign and date the accompanying form of proxy and return it promptly in the envelope enclosed for your use. The form of proxy will not be used if you attend the meeting and wish to vote in person.

  The date of the accompanying Prospectus/Proxy Statement is _______________, 1995.

                       CITIZENS BANCORP OF DELAVAN, INC.
                                PROXY STATEMENT

                         _____________________________

                         MARSHALL & ILSLEY CORPORATION
                                  PROSPECTUS
                               1,132,562 SHARES

                        Common Stock ($1.00 par value)

      This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Bancorp of Delavan, Inc. ("Citizens Bancorp"), a Wisconsin corporation, from the holders of Citizens Bancorp's common stock, $1.00 par value (the "Citizens Bancorp Stock"), for use at the special meeting of Citizens Bancorp's shareholders to be held on ____________, 1995 at the time and place set forth in the notice accompanying this Prospectus/Proxy Statement (the "Special Meeting"). This Prospectus/Proxy Statement and the accompanying Proxy are being sent to Citizens Bancorp's shareholders commencing on or about _______________, 1995.

      This Prospectus/Proxy Statement constitutes a Prospectus of Marshall & Ilsley Corporation, a Wisconsin corporation ("M&I"), covering shares of M&I common stock, $1.00 par value ("M&I Stock"), which may be issued and delivered pursuant to the Agreement and Plan of Reorganization dated as of August 31, 1994, as amended, and a related Agreement and Plan of Merger by and between Citizens Bancorp and M&I Interim Corp., a Wisconsin corporation, (hereinafter collectively referred to as the "Merger Agreement"). The Merger Agreement provides for the merger of Citizens Bancorp with and into M&I Interim Corp. (the "Merger") in which each share of Citizens Bancorp Stock will be converted into the right to receive 305.85 shares of M&I Stock.

      At the Special Meeting, Citizens Bancorp's shareholders will be asked to consider and act upon all of the transactions contemplated by the Merger Agreement.

      M&I Stock is quoted under the symbol "MRIS" on the National Association of Securities Dealers Automated Quotations-National Market System
("NASDAQ/NMS"). On March 1, 1995, the closing sale price of M&I Stock on the NASDAQ/NMS as reported in the Midwest edition of The Wall Street Journal was $20.75 per share.

      The principal executive offices of M&I are located at 770 North Water Street, Milwaukee, Wisconsin 53202 and its general phone number is (414) 765-7801.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATE-
        MENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          __________________________

THE SHARES OF M&I STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
         AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                  OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                          __________________________

 The date of this Prospectus/Proxy Statement is _______________________, 1995.

                               TABLE OF CONTENTS

                                                                         Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      M&I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      M&I Interim Corp.. . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Citizens Bancorp . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Time, Place and Date of the Special Meeting. . . . . . . . . . . . .  3
      Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . . . .  4
      Required Vote. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      Recommendation of the Board. . . . . . . . . . . . . . . . . . . . .  4
      The Merger and the Exchange Ratio. . . . . . . . . . . . . . . . . .  4
      Required Regulatory Approval . . . . . . . . . . . . . . . . . . . .  4
      Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . .  4
      Termination of the Merger Agreement. . . . . . . . . . . . . . . . .  4
      Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . .  5
      Dissenters' Rights of Appraisal. . . . . . . . . . . . . . . . . . .  5
      Selected Per Share Data. . . . . . . . . . . . . . . . . . . . . . .  6
      Comparative Stock Prices . . . . . . . . . . . . . . . . . . . . . .  7
      Selected Historical Financial Information. . . . . . . . . . . . . .  7

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      Proposals to be Considered . . . . . . . . . . . . . . . . . . . . . 10
      Record Dates and Voting Rights . . . . . . . . . . . . . . . . . . . 10
      Voting; Revocation of Proxies. . . . . . . . . . . . . . . . . . . . 10
      Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . . 10

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Background of the Merger . . . . . . . . . . . . . . . . . . . . . . 12
      Reasons For Approval of the Merger . . . . . . . . . . . . . . . . . 12
      Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . 12
      Conversion of Shares; Exchange of Certificates; No Fractional
            Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      Representations and Warranties . . . . . . . . . . . . . . . . . . . 14
      Additional Covenants and Agreements. . . . . . . . . . . . . . . . . 15
      No Solicitation of Transactions. . . . . . . . . . . . . . . . . . . 17
      Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . 17
      Termination and Amendment. . . . . . . . . . . . . . . . . . . . . . 18
      Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . 18
      Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . 18
      Resale of M&I Stock by Affiliates. . . . . . . . . . . . . . . . . . 19
      Dissenters' Rights of Appraisal. . . . . . . . . . . . . . . . . . . 19
      Regulatory Approvals Required. . . . . . . . . . . . . . . . . . . . 20
      Management After the Merger. . . . . . . . . . . . . . . . . . . . . 21

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . . 21
      Required Vote for Authorization of Certain Transactions. . . . . . . 21
      Amendment of By-laws . . . . . . . . . . . . . . . . . . . . . . . . 22
      Size, Classification of, and Vote Required to Elect Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      Removal of Directors for "Cause" . . . . . . . . . . . . . . . . . . 22
      Newly Created Directorships and Vacancies on the Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      Advance Notice of Proposals to be Brought at the Annual Meeting. . . 23
      Advance Notice of Nominations of Directors . . . . . . . . . . . . . 23
      Certain Business Combinations. . . . . . . . . . . . . . . . . . . . 23
      Dissenters' Rights of Appraisal. . . . . . . . . . . . . . . . . . . 24

CERTAIN PROVISIONS OF THE WISCONSIN BUSINESS CORPORATION LAW . . . . . . . 24

CERTAIN INFORMATION CONCERNING CITIZENS BANCORP. . . . . . . . . . . . . . 25
      Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      Market Information and Dividends . . . . . . . . . . . . . . . . . . 25
      Share Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . 26

CERTAIN INFORMATION CONCERNING M&I . . . . . . . . . . . . . . . . . . . . 27

CERTAIN RELATED TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . 27

RECENT LEGISLATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . 28

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . 29


APPENDIX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1

APPENDIX B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1

      Except as contained in this Prospectus/Proxy Statement, no person has been authorized to give any information or make any representations with respect to Citizens Bancorp, M&I, M&I Interim Corp., the Merger, or the Merger Agreement; and, if given or made, such other information or representations, should not be relied upon as having been authorized by Citizens Bancorp, M&I or M&I Interim Corp. Under no circumstances should the delivery of this Prospectus/Proxy Statement or the issuance or delivery of any shares of M&I Stock pursuant to the Merger Agreement create any implication that there has been no change in the assets, properties, businesses or affairs of Citizens Bancorp, M&I or M&I Interim Corp. since the date of this Prospectus/Proxy Statement.


                             AVAILABLE INFORMATION

      Marshall & Ilsley Corporation ("M&I") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, annual reports and other information with the Securities and Exchange Commission (the "Commission"). Such proxy statements, reports and other information concerning M&I can be inspected at Room 1024 of the Commission's offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices in New York, New York (7 World Trade Center, Suite 1300, New York, New York, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      M&I has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission covering the shares of M&I Common Stock to be issued in connection with the Consolidation. As permitted by the rules and regulations of the Commission, this Prospectus/Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement, including the exhibits filed as a part thereof. Statements contained in this Prospectus/Proxy Statement or in any documents incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is an exhibit to the Registration Statement or an incorporated document, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such incorporated document, each such statement being qualified in all respects by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by M&I with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:

      (1)   M&I's Annual Report on Form 10-K for the year ended December 31,
            1993.

      (2) M&I's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994.

      (3) M&I's Current Reports on Form 8-K dated February 23, 1994, May 17, 1994, May 31, 1994, and September 26, 1994.

      (4)   M&I's Report on Form 10-C dated May 31, 1994.

      (5) The description of M&I's common stock which is contained in M&I's registration statement filed pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

      All documents filed by M&I pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus/Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus/ Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

      THIS DOCUMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO: MR. MICHAEL A. HATFIELD, SECRETARY, MARSHALL & ILSLEY CORPORATION, 770 NORTH WATER STREET, MILWAUKEE, WISCONSIN 53202 (TELEPHONE: (414) 765-7801).

      IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD
BE MADE BY               , 1995.

      All information contained in this Prospectus/Proxy Statement relating to M&I has been supplied by M&I and all information relating to Citizens Bancorp has been supplied by Citizens Bancorp.

                                    SUMMARY

      The following summarizes certain information contained elsewhere herein or incorporated by reference in this Prospectus/Proxy Statement. The summary is necessarily incomplete and selective and is qualified in its entirety by more detailed information contained herein or incorporated herein by reference, which shareholders are urged to read carefully.

Introduction . . . . . . .    This Prospectus/Proxy Statement relates to the
                              proposed merger of Citizens Bancorp with and into M&I Interim Corp. ("M&I Interim Corp."), a wholly-owned subsidiary of M&I, pursuant to the Agreement and Plan of Reorganization, which is being submitted to a vote of Citizens Bancorp shareholders. As a result of the Merger, each share of Citizens Bancorp Stock (other than
                              Citizens Bancorp Stock as to which Dissenters'
                              Rights are exercised) will be converted into the right to receive 305.85 shares of M&I
                              Stock.

M&I. . . . . . . . . . . .    M&I is a multi-bank holding company registered
                              under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As of December 31, 1994,
                              M&I owned substantially all of the outstanding capital stock of 34 banks and one savings association with over 225 offices in Wisconsin and 12 offices in Arizona. M&I and its subsidiaries also engage in banking-related businesses, including trust services, investment management, commercial leasing, mortgage banking, investment advice, brokerage services, data processing and venture capital.
                              At December 31, 1994, M&I had consolidated total assets of approximately $12.6 billion.
                              M&I's principal executive offices are located at 770 North Water Street, Milwaukee, Wisconsin
                              53202, and its general telephone number is
                              (414) 765-7801. For additional information concerning the business of M&I and its financial condition, please refer to the M&I documents incorporated herein by reference.
                              See "INCORPORATION OF CERTAIN INFORMATION BY
                              REFERENCE."

M&I Interim Corp.. . . . .    M&I Interim Corp. is a wholly-owned subsidiary
                              of M&I organized solely for the purpose of effecting the Merger.

Citizens Bancorp . . . . .    Citizens Bancorp is a one-bank holding company
                              which owns 100% of the outstanding shares of capital stock of the Citizens Bank of Delavan
                              ("Citizens Bank").  At December 31, 1994,
                              Citizens Bancorp had consolidated total assets of approximately $98.6 million. Citizens
                              Bancorp is located at 104 North 5th Street,
                              P.O. Box 307, Delavan, Wisconsin 53115-1637, and its general telephone number is (414) 728-
                              2606.  See "CERTAIN INFORMATION CONCERNING
                              CITIZENS BANCORP."

Time, Place and Date
 of the Special Meeting. .    A special meeting of the stockholders of
                              Citizens Bancorp will be held at _____ a.m.
                              (local time) on ___________, 1995 at the main office of Citizens Bancorp, 104 North 5th
                              Street, Delavan, Wisconsin 53115-1637.  See
                              "THE SPECIAL MEETING - General."

Purpose of the Meeting . .    To consider and vote upon the Merger Agreement.

Required Vote. . . . . . .    The affirmative vote of the holders of a
                              majority of the issued and outstanding shares of Citizens Bancorp Stock is required under the Wisconsin Business Corporation Law (the "WBCL") to approve and adopt the Merger Agreement. On
                              January 31, 1995, there were 3,703 shares of Citizens Bancorp Stock outstanding, 1,332 shares of which were held by Citizens Bancorp directors, executive officers and their affiliates. M&I, the sole shareholder of M&I
                              Interim Corp., has approved the Merger
                              Agreement.  See "THE SPECIAL MEETING - Record
                              Dates and Voting Rights."

Recommendation of the Board   The Board of Directors of Citizens Bancorp has
                              determined that the transactions contemplated by the Merger Agreement are in the best interests of Citizens Bancorp shareholders and has recommended that the shareholders approve and adopt the Merger Agreement. The members of the Board of Directors of Citizens Bancorp have indicated that they intend to vote all of their shares, which represent approximately 36% of the outstanding shares of Citizens Bancorp
                              Stock in favor of the Merger Agreement.  See
                              "THE MERGER - Reasons for Approval of the
                              Merger."

The Merger and the
 Exchange Ratio. . . . . .    If the Merger is implemented, Citizens Bancorp
                              will be merged with  and into M&I Interim Corp.
                              At the effective time of the Merger (the
                              "Effective Time," or if reference is made to the date on which the Merger is effected, the "Effective Date"), each share of Citizens
                              Bancorp Stock outstanding immediately prior to the Effective Time (exclusive of shares held by Citizens Bancorp shareholders who have properly exercised dissenters' rights under the WBCL) will be converted into the right to receive
                              305.85 shares of M&I Stock and cash in lieu of fractional shares. See "THE MERGER - General."

Required Regulatory Approval  Before the Merger may be consummated, the transactions must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). See "THE MERGER - Regulatory Approvals Required."

Conditions to the Merger .    Consummation of the Merger is subject to
                              approval of the Merger Agreement by Citizens
                              Bancorp's shareholders and a number of other conditions including, without limitation: (i) approval by the Federal Reserve Board, (ii) the absence of any material adverse changes in the financial condition of Citizens Bancorp, and
                              (iii) the absence of certain litigation.  See
                              "THE MERGER - Conditions to the Merger."

Termination of the Merger
 Agreement . . . . . . . .    The Merger Agreement may be terminated by the
                              mutual consent of the Boards of Directors of M&I and Citizens Bancorp, by either Citizens
                              Bancorp or M&I if the Merger is not consummated on or before July 1, 1995, by either Citizens
                              Bancorp or M&I if any conditions precedent to their respective obligations under the Merger
                              Agreement have not been met or satisfied, and by Citizens Bancorp if there has been a material adverse change in the consolidated financial condition of M&I from that set forth in M&I's balance sheet included in its Form
                              10-K for the year ended December 31, 1993.  See
                              "THE MERGER - Termination and Amendment."

Federal Income Tax
 Consequences. . . . . . .    The Merger is intended to qualify as a tax-free
                              reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger does, in fact, so qualify, shareholders of Citizens
                              Bancorp who receive M&I Stock will recognize no gain or loss on the exchange of their Citizens
                              Bancorp Stock for M&I Stock except as to cash received, if any, in lieu of fractional shares.
                              See "THE MERGER - Certain Federal Income Tax
                              Consequences."

Dissenters' Rights of
 Appraisal . . . . . . . .    Holders of Citizens Bancorp Stock who comply
                              with the procedural requirements of the WBCL will have appraisal rights in connection with the Merger ("Dissenters' Rights"). Pursuant to
                              Section 180.1302(1) of the WBCL, holders of shares of stock entitled to notice of a shareholders meeting at which shareholders are to vote on a merger are provided, subject to certain procedural requirements, with statutory rights of appraisal pursuant to which such shareholders may be entitled to receive cash in the amount of the "fair value" of their shares plus accrued interest (as determined pursuant to Section 180.1325 of the WBCL) instead of the shares or cash in lieu of fractional shares offered pursuant to the Merger. See "THE
                              MERGER - Dissenters' Rights of Appraisal;" and
                              Appendix B hereto.

Selected Per Share Data. .    The following table presents selected unaudited
                              historical per share data for M&I and Citizens
                              Bancorp, selected pro forma per share data for M&I, and selected pro forma equivalent per share data for Citizens Bancorp. The terms of the Merger Agreement provide for holders of Citizens Bancorp Stock to receive 305.85 shares of M&I Stock for each share of Citizens Bancorp
                              Stock. The selected pro forma per share data assumes 1,132,562 shares of M&I Stock were exchanged for 3,703 shares of Citizens Bancorp
                              Stock in a transaction accounted for as a purchase.

                                     Historical                  Citizens
                                     ----------                  Bancorp
                                         Citizens      M&I      Pro Forma
                                  M&I     Bancorp    Pro Forma  Equivalent(3)
                                 -----   ---------  ---------- --------------
Operating Income (1) (2)
  Year ended December 31, 1994   $  .93  $  673.54    $  .94     $  287.50

Cash Dividends
  Year ended December 31, 1994   $  .59  $  146.00    $  .59     $  180.45

Book Value
  As of December 31, 1994        $11.01  $5,421.01    $11.11     $3,397.99
- ---------------
(1)   Operating income represents income before extraordinary items.

(2) The pro forma earnings per share computations are based on pro forma average shares outstanding for the periods presented.

(3) The Citizens Bancorp pro forma equivalent represents the M&I pro forma amount multiplied by the Exchange Ratio of 305.85.

Comparative Stock Prices .    The following table represents market price per
                              share data for M&I Stock on September 7, 1994,
                              the last trading day preceding the public
                              announcement of the proposed Merger and on
                              March 1, 1995.             There is no
                              established trading market for Citizens Bancorp
                              Stock.  The price shown below for Citizens
                              Bancorp Stock is the last known traded price per share of Citizens Bancorp Stock, which was traded on May 10, 1994.


                                    Historical
                           ---------------------------     Citizens Bancorp
                              M&I     Citizens Bancorp    Equivalent Market
                           Stock (1)      Stock (2)      Value Per share (3)
                           ---------  ----------------   --------------------

Market value per share

  September 7, 1994         $20.50         $4,109              $6,269.93

  March 1, 1995             $20.75         $4,109              $6,346.39

(1) The market value of the M&I Stock is the closing sale price per share quoted on the NASDAQ/NMS on the dates indicated as reported in the Midwest Edition of The Wall Street Journal.

(2) This figure represents the last known traded price per share of Citizens Bancorp Stock which was traded on May 10, 1994. See "CERTAIN INFORMATION CONCERNING CITIZENS BANCORP - Market Information and Dividends."

(3) The equivalent market value per share amount represents the closing sale price of a share of M&I Stock on the date presented multiplied by the Exchange Ratio of 305.85.


Selected Historical
 Financial Information . .    The following tables set forth certain
                              historical consolidated financial information for M&I and Citizens Bancorp, respectively.
                              This information is based on the consolidated financial statements of M&I and Citizens
                              Bancorp, respectively, including the respective notes thereto, which are either incorporated by reference in this Prospectus/Proxy Statement or included elsewhere herein and should be read in conjunction therewith.

                         MARSHALL & ILSLEY CORPORATION
                   Selected Historical Financial Information
                     (In Thousands, Except Per Share Data)

                                  For The Years Ended December 31,
                       ------------------------------------------------------
                        1994        1993        1992        1991        1990
                       ------      ------      ------      ------      ------
Summarized Consolidated
Income Statement Data(1):

  Net interest
  income             $491,227    $480,279    $472,551    $429,498    $402,461

  Provision for
  loan losses          24,907      18,034      23,546      28,924      47,639

  Other income        361,481     371,926     328,411     276,748     228,601

  Other expense       584,770     569,587     545,624     490,584     440,231

  Merger /
  restructuring        75,228         ---         ---         ---         ---

  Operating income(3)  94,398     171,394     156,401     130,013     100,362

Per Share Data(1)(2):

  Primary operating
  income(3)              $.95       $1.67       $1.55       $1.33       $1.03

  Fully diluted
  operating income(3)     .93        1.60        1.48        1.27        1.00

  Dividends paid          .59        0.54        0.48        0.43        0.39

Selected Average
Balance Sheet Data(1):

  Total Assets    $12,432,461 $12,039,468 $11,525,409 $11,015,325 $10,426,274

  Long-term
  borrowings          447,254     272,041     284,333     290,724     236,745

________________

(1) Financial information for periods ended prior to May 31, 1994 has been restated to give effect to the merger of Valley Bancorporation with and into M&I on a pooling of interests basis.

(2) M&I's per share data has been retroactively restated for a 3 for 1 stock split in the form of a 200% stock dividend distributed to shareholders in May, 1993.

(3) Operating income and related earnings per share are before extraordinary items for the year ended December 31, 1994 and before cumulative effects of changes in accounting principles for the year ended December 31, 1992.

                       Citizens Bancorp of Delavan, Inc.
                   Selected Historical Financial Information
                     (In Thousands, Except Per Share Data)


                                         For The Years Ended December 31,
                                   ------------------------------------------
                                    1994     1993     1992     1991     1990
                                   -----    ------   ------   ------   ------
Summarized Consolidated
Income Statement Data:

  Net interest income              $4,635   $4,492   $3,712   $3,576   $3,133

  Operating income                  2,513    2,437    1,719    2,013    1,692

Per Share Data:

  Operating income                $673.54  $642.83  $452.84  $519.35  $434.85

  Dividends paid                   146.00   134.00   126.00   118.00   111.00

Selected Balance
Sheet Data (1):

  Total Assets                    $98,624  $95,375  $87,445  $77,244  $70,564

  Long-term borrowings                  0        0        0        0        0

________________

(1)   Amounts represent period end balances.

                              THE SPECIAL MEETING

General

      This Prospectus/Proxy Statement is being furnished to shareholders of Citizens Bancorp in connection with the solicitation of proxies by the Board of Directors of Citizens Bancorp for use at its Special Meeting, including any adjournments or postponements thereof. Citizens Bancorp's Special Meeting will be held on ________________, 1995 at _______ a.m., local time, at the main office of Citizens Bancorp, 104 North 5th Street, Delavan, Wisconsin 53115-1637.

Proposals to be Considered

      Citizens Bancorp's Special Meeting will be held to consider and vote upon a proposal to approve the Merger and to transact such other business as may properly come before Citizens Bancorp's Special Meeting.

Record Dates and Voting Rights

      Holders of Citizens Bancorp Stock at the close of business on the Record Date (_____________, 1995) will be entitled to notice of and to vote at the Special Meeting. Each share of Citizens Bancorp Stock is entitled to one vote on each proposal presented. As of the Record Date, 3,703 shares of Citizens Bancorp Stock were outstanding, of which 1,332 shares or approximately 36% were held by Citizens Bancorp directors, executive officers and their affiliates. Directors and executive officers of Citizens Bancorp have indicated that they intend to vote their shares to approve the Merger.

      Shares of Citizens Bancorp Stock representing, as of the Record Date, a majority of the outstanding shares of Citizens Bancorp Stock must be represented in person or by proxy at the Special Meeting for a quorum to be present. In addition, the affirmative vote of the holders of a majority of the issued and outstanding shares of Citizens Bancorp Stock as of the Record Date is required to approve the Merger. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum, but have the same effect as a vote against the proposal to approve the Merger.

Voting; Revocation of Proxies

      Shares of Citizens Bancorp Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Any proxy may be revoked by the person giving it at any time prior to the voting of the proxy by giving written notice to the secretary of Citizens Bancorp, by giving oral notice to the presiding officer during the Special Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Special Meeting will not, in and of itself, constitute revocation of a proxy. If a proxy is signed and returned without indicating any voting instructions, such proxy will be voted FOR the proposal to approve the Merger.

      Citizens Bancorp's Board of Directors is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote thereon in accordance with their best judgment.

Solicitation of Proxies

      The enclosed proxy is being solicited by the Board of Directors of Citizens Bancorp for use in connection with the Special Meeting. Citizens Bancorp will bear its own expenses in connection with the Special Meeting.
In addition to solicitation of proxies by mail, directors, officers and employees of Citizens Bancorp may make solicitation of proxies for the Special Meeting either personally or by telephone, telegram or other forms of communication. Such directors, officers and employees will receive no special compensation for any solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their customary charges and expenses.

      CITIZENS BANCORP SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY.


                                  THE MERGER

      The following information with respect to the Agreement and Plan of Reorganization, as amended, and the related Agreement and Plan of Merger (collectively referred to as the "Merger Agreement"), does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. All shareholders of Citizens Bancorp are urged to read the Merger Agreement in its entirety. The Merger Agreement is being presented to Citizens Bancorp's shareholders as a single, unified proposal, encompassing all of the elements relating to the acquisition of Citizens Bancorp by M&I as hereinafter described. APPROVAL OF THE MERGER AGREEMENT WILL CONSTITUTE APPROVAL OF EACH OF SUCH ELEMENTS, INCLUDING THE MERGER.

General

      The Merger Agreement provides that, subject to the requisite approval of the shareholders of M&I Interim Corp. and Citizens Bancorp, the Federal Reserve Board and any other necessary government authorities or third parties and to the satisfaction or waiver of certain other conditions, Citizens Bancorp will be merged with and into M&I Interim Corp. and M&I Interim Corp. will be the surviving corporation (the "Surviving Corporation"), after which Citizens Bancorp will cease to exist (the "Merger").

      On the Effective Date of the Merger (as defined below), in accordance with the terms of the Merger Agreement, each outstanding share of Citizens Bancorp Stock (other than "Dissenting Shares," defined below) will be converted into the right to receive 305.85 shares of M&I Stock and cash in lieu of fractional shares. Shares of M&I Stock and shares of the common stock of M&I Interim Corp. outstanding on the Effective Date will not be changed, cancelled, modified or converted as a result of the Merger. Thus, as a result of the Merger, M&I Interim Corp. will succeed to the assets and liabilities of Citizens Bancorp and M&I Interim Corp. will remain a wholly-owned subsidiary of M&I. Immediately following the Effective Date, M&I Interim Corp. will then be liquidated into M&I by means of an upstream merger and, as a result, Citizens Bank of Delavan ("Citizens Bank"), which, prior to the Effective Date was a wholly-owned subsidiary of Citizens Bancorp, will become a wholly-owned subsidiary of M&I.

      Once Citizens Bank becomes a wholly-owned subsidiary of M&I, it is the intention of M&I to consolidate Sharon State Bank ("Sharon Bank"), a Wisconsin state bank, with and into Citizens Bank, with Citizens Bank being the surviving bank (the "Consolidation").

Effective Date

      The Merger will become effective as promptly as practicable within the thirty-day period commencing with the latest of the following dates: (i) the 30th calendar day after the date of approval by the Federal Reserve Board;
(ii) such date as may be prescribed by the Wisconsin Commissioner of Banking, or any other agency or authority from which approval must be received prior to the consummation of the Merger; (iii) if the Merger is being contested in any legal proceeding, and M&I has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of M&I, to the consummation of the Merger (the "Effective Date"). See "- Regulatory Approvals Required." The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before July 1, 1995. See "- Termination and Amendment."

Background of the Merger

      For many years, Citizens Bancorp and Sharon Bank have been managed by Mr. Rymund Wurlitzer and members of his family. Mr. Wurlitzer and his family are substantial stockholders of both Citizens Bancorp and Sharon Bank. See "CERTAIN INFORMATION CONCERNING CITIZENS BANCORP - Share Ownership."
Citizens Bancorp and Sharon Bank also have many of the same directors and shareholders. They are not, however, under the common control of a single corporation.

      In April 1994, Mr. Wurlitzer, in consultation with the Citizens Bancorp Board of Directors, determined that an orderly management succession for Citizens Bancorp and Sharon Bank would be best served by joining both institutions with a larger bank holding company. In furtherance of this determination, Mr. Wurlitzer contacted Mr. J. B. Wigdale, Chairman of the Board and Chief Executive Officer of M&I in May 1994 concerning a possible business combination between Citizens Bancorp, Sharon Bank and M&I. Mr. Wurlitzer and officers and representatives of M&I negotiated a possible business combination between the organizations during the summer of 1994, which negotiations culminated in the Merger Agreement. On August 29, 1994, the Board of Directors of Citizens Bancorp approved the Merger Agreement.

Reasons For Approval of the Merger

      The Board of Directors of Citizens Bancorp has approved the Merger Agreement and believes that the proposed Merger is in the best interests of Citizens Bancorp's shareholders. Accordingly, the Board of Directors recommends that the shareholders of Citizens Bancorp vote in favor of adoption of the Merger Agreement for the following reasons:

      (1) The Merger will provide Citizens Bancorp with management resources for current and future operations.

      (2) Affiliation with M&I will provide Citizens Bancorp's shareholders with ownership of a company with geographically diverse operations, diminishing the risk of erosion of franchise value that ownership of a local community bank stock entails.

      (3) Holders of Citizens Bancorp Stock will receive M&I Stock, which unlike Citizens Bancorp Stock, has an active trading market.

      (4) The Board of Directors of Citizens Bancorp believes that M&I is a dynamic organization which has shown consistent growth in earnings and assets in recent years.

      (5) Affiliation with another bank holding company provides an opportunity to realize economies of scale and increased efficiencies of operation, to the benefit of shareholders and customers.

      (6) Affiliation with M&I will also permit or enhance the development of new products and services for bank customers.

      (7) The Board of Directors believes that an affiliation with a holding company such as M&I which emphasizes local autonomy is in the best interest of shareholders, as it enhances bank customer relationships and opportunities.

Merger Consideration

      On the Effective Date, without any action on the part of any holder of shares of Citizens Bancorp Stock, each share of Citizens Bancorp Stock issued and outstanding immediately prior to the Effective Date will, pursuant to the Merger Agreement, be converted into the right to receive 305.85 shares (the "Exchange Ratio") of M&I Stock. The Exchange Ratio is subject to adjustment in the event of an M&I stock split, stock dividend or other similar transaction between the date of the Merger Agreement and the Effective Date. Not included in this conversion is Citizens Bancorp Stock owned by shareholders who have perfected dissenters' rights (the "Dissenting Shares" and "Dissenting Shareholders"), whose shares shall be cancelled upon cash payment to each such shareholder in accordance with the provisions of Section
180.1325 of the Wisconsin Statutes. For a description of the M&I Stock to be received in connection with the Merger, see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and for a description of certain differences in the rights of shareholders of M&I and Citizens Bancorp, see "COMPARISON OF SHAREHOLDER RIGHTS." No fractional shares of M&I Stock will be issued in the Merger. Instead, each shareholder who would otherwise be entitled to receive a fractional share of M&I Stock will be paid cash equal to such fraction multiplied by the closing sales price of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date. See "- Conversion of Shares; Exchange of Certificates; No Fractional Shares."

      Shares of common stock of M&I Interim Corp. issued and outstanding as of the Effective Date will remain outstanding, be owned by M&I, and not changed or converted by the Merger.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

      On the Effective Date, by virtue of the Merger and without any action on the part of M&I, Citizens Bancorp, or the holders of Citizens Bancorp Stock, each share of Citizens Bancorp Stock issued and outstanding immediately prior to the Effective Date will be converted into the right to receive 305.85 shares of M&I Stock (excluding Citizens Bancorp Stock owned by Dissenting Shareholders). All such shares of Citizens Bancorp Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each certificate previously representing any such shares of Citizens Bancorp Stock will thereafter represent the right to receive a certificate representing shares of M&I Stock into which such Citizens Bancorp Stock is convertible. Certificates previously representing shares of Citizens Bancorp Stock will be exchanged for certificates representing whole shares of M&I Stock upon the surrender of such certificates as provided below, without interest. No fractional share of M&I Stock will be issued, and, in lieu thereof, a cash payment will be made as provided below.

      As soon as practicable after the Effective Date, M&I will deposit, or cause to be deposited, with a bank or trust company designated by M&I (the "Exchange Agent") certificates representing the shares of M&I Stock issuable pursuant to the terms of the Merger Agreement to former holders of Citizens Bancorp Stock on the Effective Date. M&I will also deposit with the Exchange Agent cash to be used for payment to holders of fractional shares. As soon as reasonably practicable after the Effective Date, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Citizens Bancorp Stock (the "Certificates"), whose shares of Citizens Bancorp Stock were converted into the right to receive shares of M&I Stock, (i) a notice in transmittal form and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of M&I Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a properly executed letter of transmittal, the holder of such Certificate will receive a certificate representing that number of whole shares of M&I Stock which such holder has the right to receive in respect of the Certificate surrendered (after taking into account all shares then held by such holder) and cash in lieu of any fractional shares, and the Certificate so surrendered will be cancelled. In the event of a transfer of ownership of shares of Citizens Bancorp Stock which is not registered in the transfer records of Citizens Bancorp, a certificate representing the proper number of shares of M&I Stock may be issued to a transferee if the Certificate representing such shares of Citizens Bancorp Stock is presented to the Surviving Corporation. A certificate evidencing shares of M&I Stock in a name other than that in which the Certificate surrendered and exchanged is registered may be issued if the Certificate so surrendered is properly endorsed, with signatures guaranteed by a commercial bank or a firm having membership on a national securities exchange, or otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of its certificate for shares of M&I Stock to any person other than the registered holder of the Certificate surrendered.
Until surrendered, each Certificate will, after the Effective Date, represent only the right to receive upon such surrender a certificate representing shares of M&I Stock and cash in lieu of any fractional share of M&I Stock as described below.

      CITIZENS BANCORP SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A TRANSMITTAL FORM AND INSTRUCTIONS.

      No dividends or other distributions declared, made or with a record date after the Effective Date with respect to M&I Stock will be paid to the holder of any unsurrendered Certificate with respect to the shares of M&I Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of M&I Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of M&I Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Date previously paid with respect to such whole shares of M&I Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Date but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of M&I Stock.

      No certificates or scrip representing fractional shares of M&I Stock will be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to M&I Stock will be payable on or with respect to any fractional share and such fractional share's interest will not entitle the owner thereof to vote or to claim any rights of a shareholder of M&I. Each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the closing price for a share of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date.

      Neither the Exchange Agent nor any person, firm or entity shall be liable to any former holder of shares of Citizens Bancorp Stock with respect to any M&I Stock, or dividends thereon, or with respect to any cash to which any shareholder would be entitled as a consequence of the Merger, if such M&I Stock, dividends or cash have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

      On the Effective Date, the stock transfer books of Citizens Bancorp shall be closed and there shall be no further registration of transfers of shares of Citizens Bancorp Stock thereafter on the records of Citizens Bancorp. From and after the Effective Date, the holders of certificates evidencing ownership of shares of Citizens Bancorp Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares except as otherwise provided in the Merger Agreement or by law. On or after the Effective Date, any Certificates presented to the Exchange Agent or M&I for any reason shall be converted into shares of M&I Stock in accordance with the terms of the Merger Agreement as described above.

Representations and Warranties

      The Merger Agreement contains certain customary representations and warranties of each of M&I and Citizens Bancorp (and in certain cases also relating to their respective subsidiaries) relating to, among other things,
(a) organization; (b) capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters;

(d) the absence of material pending or threatened litigation or governmental investigations or agreements except as otherwise disclosed in the Merger Agreement; and (e) full disclosure with regard to all written information furnished pursuant to the Merger Agreement.

      With respect to Citizens Bancorp only (and in certain cases, its subsidiary), representations and warranties are contained in the Merger Agreement relating to (a) delivery to M&I of correct and complete copies of Citizens Bancorp's financial statements; (b) reserves for possible loan and lease losses; (c) the absence of certain material changes or events since January 1, 1994, including changes or events relating to the incurrence of a material adverse effect in the business, properties or financial condition of Citizens Bancorp, except as otherwise disclosed in the Merger Agreement; (d) good title to all assets and properties, free of liens, except as specified;
(e) compliance with laws; (f) certain tax matters; (g) certain matters relating to employment contracts and benefits; (h) material contracts; (i) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (j) certain matters relating to the conduct of Citizens Bancorp since December 31, 1993;
(k) Citizens Bancorp's approval of the Merger Agreement and its recommendation to Citizens Bancorp shareholders to authorize and approve the Merger Agreement; (l) certain insurance matters; (m) the absence of any adverse contracts, agreements or restrictions; (n) Citizens Bancorp's loan schedule; and (o) the absence of certain environmental matters, except as disclosed in the Merger Agreement.

      With respect to M&I only, representation and warranties are contained in the Merger Agreement which relate to documents filed with the Securities and Exchange Commission (the "Commission") and the accuracy of the information contained therein.

Additional Covenants and Agreements

      Pursuant to the Merger Agreement, Citizens Bancorp has agreed that prior to the Effective Date, Citizens Bancorp and its subsidiary will (a) carry on their businesses diligently and consistent with past practice; (b) maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (c) maintain insurance comparable in amount and in scope of coverage to that now maintained by them; (d) perform all of their obligations under contracts, leases and documents relating to or affecting their assets, properties and businesses; (e) maintain and preserve their business organizations intact, retain their present employees and maintain their relationships with customers; and (f) comply with and perform all obligations and duties imposed upon them by federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

      Citizens Bancorp has also agreed that prior to the Effective Date (unless the prior written consent of M&I shall have been obtained), neither Citizens Bancorp nor its subsidiary will: (a) (i) incur or assume any material obligation or liability, including without limitation any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person; or (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practice and in amounts not material to Citizens Bancorp; or undertaken in connection with the capital expenditures otherwise permitted under this section; and (B) as may be required under existing agreements to which Citizens Bancorp or its subsidiary are parties; (b) change its lending, investment, liability management and other material banking policies in any material respect; organize any subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, make any material changes in its operations or make any material investment in any other person, firm or entity; (c) propose, adopt or permit any amendment to its Articles of Incorporation or By-Laws or the terms of any securities issued by it; (d) in an aggregate amount exceeding $100,000 authorize, incur or commit to any capital expenditures other than capital expenditures consistent with the budget heretofore furnished to and approved by M&I; (e) (i) split, combine or reclassify any Citizens Bancorp Stock or redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or rights to acquire any shares of its capital stock or any securities or obligations;

(ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of capital stock, of any corporation, bank or other business; and (iv) liquidate, sell, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice which assets are not material to Citizens Bancorp; (f) revalue in any material respect any of its assets, including without limitation the writing down or writing off the value of any asset; or change its methods of accounting, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen LLP, or change any of its methods of reporting income and deductions for Federal income tax purposes, except as required by changes in applicable law; (g) make any tax election or settle or compromise any income tax liability material to Citizens Bancorp or its subsidiary; (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the note thereto) of Citizens Bancorp or incurred in the ordinary course of business consistent with past practice; (i) (i) issue, grant, sell or pledge any shares of its capital stock or any securities convertible into capital stock, or permit any shares of its capital stock held in its treasury to become outstanding, except upon exercise of rights or options outstanding under employee benefit plans, programs or arrangements in existence on the date hereof; (ii) confer, issue, sell, grant or award any options, warrants, conversion or other rights not outstanding on the date hereof to acquire any shares of its capital stock not outstanding on the date hereof, including without limitation, the issue, sale, or grant of any option or stock appreciation right; or (iii) amend any of the terms of any such outstanding securities, options, warrants, rights or agreements; (j) take or suffer to exist any of the actions described in
Section 3.13 of the Merger Agreement (relating to the conduct of Citizens Bancorp and its subsidiary since December 31, 1993); (k) (i) enter into or adopt any new employee benefit plan or agreement, or (except as required under existing plans or agreements) increase in any manner the compensation or benefits of any of its officers, directors or other employees; (ii) pay or agree to pay any pension, retirement or severance allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officer or key employee; (iii) adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, insurance, or other employee benefit plan, agreement or arrangement or to any employment or consulting agreement with or for the benefit of any director, officer or employee except for bonus payments to employees payable in December of 1994 not to exceed $100,000 in aggregate;
(iv) amend any such plan, agreement or arrangement; or (v) enter into any contract, agreement or commitment to do any of the foregoing; or (l) declare or pay any dividends on its outstanding shares of capital stock, except for regular dividends paid in the ordinary course of business and consistent with past practices of Citizens Bancorp.

      In addition to the foregoing, Citizens Bancorp has covenanted to (a) provide M&I with certain financial statements as well as information required for inclusion in the Registration Statement, (b) promptly (i) take all necessary steps to hold a meeting of its shareholders for the purpose of voting on the Merger Agreement; (ii) include in the Prospectus/Proxy Statement the recommendation of Citizens Bancorp's Board of Directors that Citizens Bancorp's shareholders vote in favor of the Merger Agreement; and
(iii) use its best efforts to furnish the information required to be included by it in the Prospectus/Proxy Statement, cause such to be mailed to its shareholders in a timely manner and obtain the necessary approvals by the requisite percentage of its shareholders of the Merger Agreement; (c) afford to the officers, attorneys, accountants and other authorized representatives of M&I full and free access to the properties, books, contracts, commitments and records of Citizens Bancorp and its subsidiary; (d) consult with and provide notice to the officers of M&I with respect to certain actions and proceedings; and (e) identify all known "affiliates" and require each to execute an agreement (the "Affiliate Agreement") restricting the transfer of the M&I stock received by each in the Merger.

      M&I has also agreed to perform certain tasks in connection with the Merger Agreement. Specifically, M&I will (a) file the Registration Statement with the Commission as soon as practicable after receiving from Citizens Bancorp all the necessary information regarding Citizens Bancorp and its subsidiary, and comply with all appropriate state securities laws in connection with the Merger Agreement;

(b) file with the Federal Reserve Board and other appropriate state and federal banking regulatory agencies, an application to complete the Merger and (c) promptly cause M&I Interim Corp. to be organized under the laws of the State of Wisconsin, following which M&I will secure approval of the Merger by the Board of Directors of M&I Interim Corp.

      Furthermore, both M&I and Citizens Bancorp agree to (a) use their reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and (b) certain restrictions relating to the issuance of public statements regarding the transactions contemplated by the Merger Agreement.

No Solicitation of Transactions

      The Merger Agreement provides that neither Citizens Bancorp, its subsidiary nor any of their officers, directors, employees, agents or representatives will, directly or indirectly, without the prior written consent of M&I, initiate contact with, solicit or encourage any inquiries or proposals by or except as, in the written opinion of Citizens Bancorp's counsel, may be required by the fiduciary duties of the Board of Directors of Citizens Bancorp, enter into any discussions or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties, or afford any access to its properties, books and records to any corporation, partnership, person or other entity or group in connection with any possible proposal regarding a tender offer for or sale of Citizens Bancorp's or its subsidiary's capital stock or a consolidation, merger or sale of all or a substantial portion of the assets of Citizens Bancorp or its subsidiary or any similar transaction.

Conditions to the Merger

      The Merger Agreement contains certain conditions to the respective obligations of M&I and Citizens Bancorp to consummate the Merger. In addition to other customary closing conditions, the following conditions are contained in the Merger Agreement: (a) M&I's and Citizens Bancorp's representations and warranties contained in the Merger Agreement shall be true and correct in all material respects; (b) all agreements and covenants of each of M&I and Citizens Bancorp required to be performed by it under the Merger Agreement shall have been performed by it in all material respects;
(c) the holders of no more than 5% of the shares of Citizens Bancorp Stock shall, on the Effective Date, be entitled to assert statutory dissenters' appraisal rights under Section 180.1302(1) of the Wisconsin Statutes (with respect to the Merger) (d) M&I and Citizens Bancorp shall have received Affiliate Agreements executed by Citizens Bancorp shareholders who have been identified by Citizens Bancorp to be "affiliates;" (e) the parties hereto shall have received final approval of the transactions contemplated by the Merger Agreement from all appropriate government agencies and authorities without any condition which is not satisfactory to M&I, all conditions required to be satisfied prior to the Effective Date imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired; (f) the Registration Statement shall be effective under the 1933 Act prior to the Effective Date (and no stop order suspending the effectiveness thereof shall have been issued during such period and no proceedings for that purpose shall have been instituted or be pending on the Effective Date) and all appropriate registrations, permits and consents required by any state securities law (or exemptions therefrom) in connection with the Merger Agreement shall have been obtained and be in effect on the Effective Date; (g) on the Effective Date there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or government agency or authority which might result in an action to restrain, enjoin or prohibit consummation of the transactions contemplated by the Merger Agreement, or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Citizens Bancorp or its subsidiary which might result in any material adverse change in the financial condition, results of operations, business or prospects of Citizens Bancorp; and (h) all actions, proceedings, instruments and documents required to carry out the transaction contemplated by the Merger Agreement and all other related legal matters (including but not limited to all matters relating to the federal income tax consequences of the Merger) shall have been satisfactory to and approved by counsel to each of the parties to the Merger Agreement.

      In addition to the mutual conditions discussed above, M&I's obligation to consummate the Merger is subject to the following additional conditions:
(a) the Merger shall have been approved by the requisite percentage of the outstanding shares of Citizens Bancorp Stock; (b) M&I shall have received from the President of Citizens Bancorp a certificate attesting to the truth and accuracy of the information set forth in the Registration Statement relating to Citizens Bancorp; (c) Citizens Bancorp shall have delivered to M&I the Affiliate Agreements of those persons deemed to be "affiliates" of Citizens Bancorp by M&I counsel; (d) Citizens Bancorp shall have provided M&I with statements of its subsidiary's Net Earnings as of certain specified dates and such shall not be less than $2,000,000 for any of the specified periods; (e) the total shareholders' equity of Citizens Bancorp's subsidiary as of the end of the month last preceding the Effective Date shall not be less than $17,300,000, excluding adjustments; (f) the absence of certain material adverse changes in the financial condition of Citizens Bancorp or its subsidiary; (g) the absence of acceleration of any debt, as a result of the Merger, owed by Citizens Bancorp or its subsidiary, excluding that which M&I has been previously notified of; (h) Citizens Bancorp or its subsidiary shall make such adjustments to accounting and income tax provisions as M&I shall deem appropriate; and (i) on the Effective Date, Citizens Bancorp will have no liabilities.

Termination and Amendment

      The Merger Agreement may be terminated at any time prior to Effective Date, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Citizens Bancorp and/or M&I Interim
Corp.: (a) by mutual consent of the Boards of Directors of Citizens Bancorp and M&I; (b) by either Citizens Bancorp or M&I if the Merger is not consummated on or before July 1, 1995; (c) by M&I only if any of the conditions to the obligation of M&I to consummate the Merger have not been met or waived; (d) by Citizens Bancorp only if any of the conditions to the obligation of the Merger have not been met or waived; or (e) by Citizens Bancorp only if there shall be a material adverse change in the consolidated financial condition of M&I from that set forth in M&I's balance sheet included in its Form 10-K for the year ended December 31, 1993.

      Subject to applicable law, the Merger Agreement may be amended at any time before or after the approval of the Merger by the shareholders of Citizens Bancorp by written agreement of Citizens Bancorp and M&I, except that after such approval of the shareholders of Citizens Bancorp, no such amendment, modification or supplement shall reduce or change the form of the consideration into which each share of Citizens Bancorp Stock will be converted pursuant to the terms of the Merger Agreement or change any of the terms and conditions of the Merger Agreement in a manner which materially and adversely affects the rights of Citizens Bancorp's shareholders without the approval of such shareholders.

Accounting Treatment

      The Merger will be accounted for by M&I under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values, and the applicable income tax effects, on the Effective Date. Income of the combined company will not include income (or loss) of Citizens Bancorp prior to the Effective Date.

Certain Federal Income Tax Consequences

      The following is a summary of certain material federal income tax consequences of the Merger. The summary is provided for general informational purposes only and does not include consequences of foreign, state, local or other tax laws. Because each Citizens Bancorp shareholder's tax circumstances may differ, each Citizens Bancorp shareholder should consult such shareholder's personal tax advisor as to the tax consequences of the Merger under federal, state, local or other applicable laws.

      The Merger of Citizens Bancorp with and into M&I Interim Corp. to form the Surviving Corporation, followed by the liquidation by upstream merger of the Surviving Corporation into M&I, is intended to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger does, in fact, so qualify, the following will occur: (a) no gain or loss will be recognized by M&I, M&I Interim Corp. or Citizens Bancorp as a result of the Merger, (b) for those Citizens Bancorp shareholders who receive solely M&I Stock in exchange for their Citizens Bancorp Stock, no gain or loss will be recognized on such exchange except as to any cash received in lieu of fractional shares, (c) the tax basis of the shares of M&I Stock received by shareholders of Citizens Bancorp will be the same as the tax basis of their converted Citizens Bancorp Stock, reduced by any amount allocable to any fractional share interest for which cash is received, (d) for those Citizens Bancorp shareholders who receive solely cash in exchange for their Citizens Bancorp stock through exercise of dissenter's rights, the receipt of cash in exchange for such stock will be treated as a distribution in redemption of the stock by Citizens Bancorp subject to the provisions and limitations of Section 302 of the Code, (e) the holding period of the shares of M&I Stock received by Citizens Bancorp shareholders in the Merger will include the holding period of the shares of Citizens Bancorp Stock surrendered in exchange therefor, provided the Citizens Bancorp Stock is held as a capital asset on the date of the exchange, and (f) the payment of cash in lieu of fractional share interests of M&I Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by M&I subject to the provisions and limitations of Section 302 of the Code.

Resale of M&I Stock by Affiliates

      The shares of M&I Stock to be issued to former shareholders of Citizens Bancorp upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates," as such term in defined under the Securities Act, of Citizens Bancorp. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Citizens Bancorp. Accordingly, "affiliates" will generally include directors and executive officers of Citizens Bancorp. Shares of M&I Stock received by those shareholders of Citizens Bancorp deemed to be "affiliates" may not be sold without registration, except as permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. This Prospectus/Proxy Statement does not cover resales of any M&I Stock received by "affiliates" of Citizens Bancorp. Citizens Bancorp has agreed to use reasonable efforts to cause each person identified as an affiliate of Citizens Bancorp to enter into an agreement which provides that such affiliate will not dispose of any M&I Common Stock received in the Merger except in compliance with the Securities Act or except in a transaction which, in the opinion of legal counsel reasonably satisfactory to M&I, is exempt from registration under the Securities Act.

Dissenters' Rights of Appraisal

      Under the provisions of Section 180.1302(1) of the Wisconsin Business Corporation Law (the "WBCL"), a copy of which is attached to this Prospectus/ Proxy Statement as Appendix B, any holder of record or beneficial holder of Citizens Bancorp Stock has the right to dissent from the Merger and demand payment of the "fair value" of his or her shares in cash as determined pursuant to Section 180.1325 of the WBCL ("Dissenters' Rights"). Any shareholder who wishes to assert Dissenters' Rights must deliver a written notice of his or her intent to exercise such rights to Citizens Bancorp of Delavan, Inc., 104 North 5th Street, Delavan, Wisconsin 53115, Attention:
Rymund P. Wurlitzer before the vote on the Merger Agreement is taken at the Special Meeting. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

      A record holder of Citizens Bancorp Stock may assert Dissenters' Rights as to fewer than all of the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Citizens Bancorp in writing of the name and address of each person on whose behalf the shareholder asserts such Dissenters' Rights.

      A beneficial shareholder may assert Dissenters' Rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder

(i) submits to Citizens Bancorp the record shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts Dissenters' Rights and (ii) asserts Dissenters' Rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

      If the Merger Agreement is approved by the requisite vote of holders of Citizens Bancorp Stock, Citizens Bancorp is required to send a notice (the "Dissenters' Notice") to all dissenting shareholders of Citizens Bancorp Stock containing payment demand and stock certificate surrender information (the "Payment Demand") within 10 days after such approval. The return date (the "Payment Demand Date") specified by Citizens Bancorp for receiving the Payment Demand from dissenting shareholders may not be less than 30 nor more than 60 days after the date on which the Dissenters' Notice was first sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his Payment Demand and certificate(s) representing Citizens Bancorp Stock no later than the Payment Demand Date as provided in the Dissenters' Notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on September 8, 1994. A Payment Demand may not be withdrawn without Citizens Bancorp's consent.

      Upon effecting the Merger, within 60 days after the Payment Demand Date, Citizens Bancorp will pay each dissenting shareholder who has properly perfected Dissenters' Rights as noted above, the amount that Citizens Bancorp estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Merger Effective Date; provided that, with respect to shares acquired after the first public announcement of the Merger, Citizens Bancorp may elect to withhold payment until either such shareholder accepts Citizens Bancorp's offer of fair value or a court determines the fair value of such shares.

      If the Merger is not effected within 60 days of the Payment Demand Date, Citizens Bancorp will return all deposited certificates to dissenting shareholders. If the Merger is thereafter effected, Citizens Bancorp will send a new Dissenters' Notice within 10 days of effecting the Merger and repeat the payment demand procedure described above.

      If any dissenting shareholder is dissatisfied with Citizens Bancorp's determination of "fair value," such dissenting shareholder may notify Citizens Bancorp in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within 30 days after Citizens Bancorp makes or offers payment for his or her shares or else the right is waived. Citizens Bancorp may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Walworth County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by Citizens Bancorp.

      In the event any holder of Citizens Bancorp Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Sections 180.1301-180.1331 of the WBCL, he or she will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under the WBCL. ANY HOLDER OF CITIZENS BANCORP STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

      Because an executed proxy relating to Citizens Bancorp Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger, a dissenting shareholder who wishes to have his or her shares of Citizens Bancorp Stock represented by proxy at the Special Meeting but preserve his or her dissenters' rights must mark his or her proxy either to vote against the Merger or to abstain from voting thereon, in addition to the foregoing requirements.

      The foregoing, while a summary of all material provisions of Sections 180.1301-180.1331 of the WBCL, is qualified in its entirety by reference to the text of such statutory provisions, which text is set forth in its entirety in Appendix B hereto.

      One of the conditions to the Merger is that the holders of no more than 5% of the shares of Citizens Bancorp Stock will, on the Effective Date, be entitled to assert statutory dissenters' rights under Section 180.1302(1) of the WBCL. See "- Conditions to Merger."

Regulatory Approvals Required

      The Merger is subject to the approval of the Federal Reserve Board under Section 3 of the BHCA. M&I filed the necessary application with the Federal Reserve Board in January 1995.

      In determining whether to approve a merger that is subject to Federal Reserve Board review, Section 3 of the BHCA requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving a merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be substan-tially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Community Reinvestment Act of 1978 also requires that the Federal Reserve Board, in deciding whether to approve a merger, assess the record of performance of the bank subsidiaries of the parties involved in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such bank subsidiaries. The Federal Reserve Board has also indicated that it will not approve a significant acquisition unless the resulting institution has adequate regulatory capital, taking into account, among other things, the nature of the business and operations and plans for expansion.

      Pursuant to the BHCA, the Merger may not be consummated until the 15th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effective-ness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

Management After the Merger

      The board of directors and principal officers of the Surviving Bank as of the Effective Date will consist of the persons who are the directors and principal officers of M&I Interim Corp. immediately prior to the Effective Date. Such persons will serve as directors and principal officers of the Surviving Corporation until the next annual meeting of the Surviving Corporation or until such time as their successors have been duly qualified and elected or appointed in accordance with the By-Laws of the Surviving Corporation. See "CERTAIN RELATED TRANSACTIONS."


                       COMPARISON OF SHAREHOLDER RIGHTS

      The following is a summary of material differences between the rights of holders of M&I Stock and the rights of holders of the Citizens Bancorp Stock prior to the Merger. As both M&I and Citizens Bancorp are organized under the laws of Wisconsin, rights of shareholders are substantially similar. Differences in the rights provided to shareholders of M&I and Citizens Bancorp arise from the provisions of the articles of incorporation, by-laws and certain contractual commitments of the entities. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the governing law and the articles of incorporation, by-laws and contractual commitments of each entity.

Required Vote for Authorization of Certain Transactions

      M&I. Pursuant to Section 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or by-laws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. The M&I Articles were amended prior to January 1, 1991 to reduce the vote required for a merger, consolidation or certain other extraordinary events to a majority vote of the M&I capital stock entitled to vote, provided that three-quarters of the M&I Board of Directors shall have approved the transaction. The M&I Articles were not amended prior to January 1, 1991 to reduce the vote required to amend the M&I Articles. Consequently, any amendment to the M&I Articles requires the affirmative vote of two-thirds of the outstanding shares of M&I capital stock entitled to vote at a meeting called for that purpose.

      Citizens Bancorp. Citizens Bancorp was organized after January 1, 1973 and, as such, Section 180.1706(1) of the WBCL does not apply to certain transactions involving Citizens Bancorp. Instead, the majority voting provisions of the following sections of the WBCL apply: Section 180.1003(3) (relating to amendment of articles of incorporation); Section 180.1103(3) (relating to action on plan of merger or share exchange); Section 180.1202(3) (relating to sale of assets other than in the regular course of business);
Section 180.1402(3) (relating to dissolution); and Section 180.1404(2) (relating to revocation of dissolution). Thus, except as may otherwise be provided by the WBCL, the affirmative vote of a majority of the outstanding shares of Citizens Bancorp capital stock entitled to vote is required to adopt amendments to the Citizens Bancorp's Articles of Incorporation or to approve mergers and certain other extraordinary transactions.

Amendment of By-laws

      M&I. M&I's Articles of Incorporation and By-laws provide that M&I's By-laws may be amended only by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock of M&I entitled to vote at a meeting of shareholders duly called for such purpose, or by a vote of not less than three-quarters of the entire Board of Directors then in office.

      Citizens Bancorp. Citizens Bancorp's By-laws provide that its By-laws may be amended, repealed, or adopted by either the board of directors, by vote of a majority of its members, or the shareholders, by vote of a majority of the shares entitled to vote. However, the board of directors may not amend or repeal any By-laws that have been adopted by the shareholders of Citizens Bancorp.

Size, Classification of, and Vote Required to Elect Board of Directors

      M&I. The M&I Articles and By-laws provide that the M&I Board of Directors will consist of not less than three directors (exclusive of directors, if any, elected by the holders of one or more classes of series of M&I Preferred Stock pursuant to the M&I Articles applicable thereto), the exact number of which to be determined from time to time by resolution adopted by an affirmative vote of a majority of the entire Board of Directors then in office. M&I's Board of Directors is classified into three classes, with directors serving staggered three-year terms. The M&I By-laws provide that directors are to be elected by a plurality of the votes cast by the capital stock entitled to vote in the election.

      Citizens Bancorp. Citizens Bancorp's By-laws provide that its Board of Directors will consist of not less than five nor more than 12 directors, the exact number of which to be determined by its stockholders at their annual meeting. Citizens Bancorp's Articles of Incorporation and By-laws do not provide for the classification of its Board of Directors. However, each director shall hold office for one year and until the director's successor has been elected and qualified. Citizens Bancorp's By-laws provide that a majority of the capital stock represented at a meeting and entitled to vote shall be necessary for the election of each director.

Removal of Directors for "Cause"

      M&I. Exclusive of directors, if any, elected by holders of one or more classes of M&I Preferred Stock, shareholders of M&I may remove a director only for "cause" and then only by a vote of two-thirds of the outstanding shares of capital stock of M&I entitled to vote at a meeting of shareholders called for that purpose. "Cause" is defined solely as malfeasance arising from the performance of a director's duties which has a materially adverse effect on the business of M&I.

      Citizens Bancorp. Citizens Bancorp's By-laws provide that a director may be removed from office by the affirmative vote of a majority of the capital stock represented and entitled to vote at a special meeting called for that purpose, with or without "cause."

Newly Created Directorships and Vacancies on the Board of Directors

      M&I. Pursuant to Section 180.0810 of the WBCL, unless otherwise provided in a corporation's Articles of Incorporation, shareholders may fill vacancies on a corporation's Board of Directors. The M&I Articles and By-laws provide that newly created directorships and any vacancies on M&I's Board of Directors shall be filled by the majority vote of the Board of Directors.

      Citizens Bancorp. Citizens Bancorp's By-laws authorize the Board of Directors to fill vacancies on Citizens Bancorp's Board of Directors until the next succeeding election of directors, by the affirmative vote of a majority of the directors then in office, although less than a quorum.

Advance Notice of Proposals to be Brought at the Annual Meeting

      M&I. Pursuant to Section 2.5 of the M&I By-laws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide M&I with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 60 days prior to the meeting.

      Citizens Bancorp. Citizens Bancorp's Articles of Incorporation and By-laws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

Advance Notice of Nominations of Directors

      M&I. Pursuant to Article VI of the M&I Articles and Section 2.6 of the By-laws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide M&I with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 30 days prior to the meeting.

      Citizens Bancorp. Neither Citizens Bancorp's Articles of Incorporation nor its By-laws contain any provisions relating to advance notice of nominations of directors.

Certain Business Combinations

      M&I. Article XI of M&I's Articles provides that an affirmative vote of 80% of M&I's outstanding capital stock entitled to vote in the election of directors, or two-thirds of the shares entitled to so vote excluding shares of M&I capital stock held by an "interested stockholder" (as hereinafter defined), is required to approve a merger, consolidation or other business combination involving M&I, or any subsidiary, and any interested stockholder or an affiliate or associate of an interested stockholder (excluding M&I or any subsidiary thereof or employee benefit plan for the benefit of employees of M&I or its subsidiaries). An interested stockholder refers to (a) the beneficial owner of more than 10% of M&I's outstanding capital stock entitled to vote,

(b) an affiliate or associate of M&I that at any time within the two year period preceding the combination was a beneficial owner of 10% or more of the outstanding M&I capital stock entitled to vote or (c) an assignee of or successor to any M&I capital stock entitled to vote previously beneficially owned within the two year period preceding the combination by another interested stockholder, if such assignment or succession shall have occurred in the course of a transaction not involving a public offering within the meaning of the Securities Act. These provisions of the M&I Articles do not apply if (a) the consideration offered in connection with such transaction satisfies certain "fair price" requirements or (b) a majority of the "disinterested directors" (defined as a director who is not affiliated with the interested stockholder and who either was (i) a member of the Board of Directors prior to the date that the interested stockholder became such or
(ii) elected or recommended for election by a majority of the disinterested directors in office at the time such director was nominated for election) approves the transaction.

      Citizens Bancorp. Neither Citizens Bancorp's Articles of Incorporation nor its By-laws contain any supermajority voting provisions relating to the approval by holders of its capital stock of mergers, consolidations or other business combinations.

Dissenters' Rights of Appraisal

      M&I. Pursuant to Section 180.1302 of the WBCL, dissenters' rights of appraisal are provided when a corporation consummates (i) a plan of merger, if shareholder approval is required by statute or by the corporation's articles of incorporation, or if the corporation is a subsidiary that is merged with its parent; (ii) a plan of share exchange, if the corporation's shares will be acquired and shareholder approval is required; or (iii) a sale or exchange of all, or substantially all, of the corporation's property other than in the usual and regular course of business including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale. However, no such rights are provided if (i) the shares of the corporation are listed on a national securities exchange or quoted on NASDAQ, or (ii) the corporation is undergoing a reorganization, unless the reorganization plan provides otherwise. The foregoing exceptions notwithstanding, the WBCL provides dissenters' rights of appraisal in connection with certain business combinations involving a corporation and an "interested stockholder." See "- Certain Business Combinations."

      Citizens Bancorp. The discussion of Section 180.1302 of the WBCL relating to dissenters' rights of appraisal described above with respect to M&I is likewise applicable to Citizens Bancorp.


         CERTAIN PROVISIONS OF THE WISCONSIN BUSINESS CORPORATION LAW

      The following is a description of certain provisions applicable to Wisconsin corporations, such as M&I and Citizens Bancorp.

      The WBCL provides that shareholders of Wisconsin domestic corporations are personally liable, up to the par value of their shares ($1.00 per share in the case of both M&I Stock and Citizens Bancorp Stock), for all debts owed by the corporation to employees for services performed but not exceeding six months' service in any one case. While the WBCL specifies that such liability is limited to the par value of the shares, par value has been interpreted by a Wisconsin court to mean the consideration paid to the corporation for its shares.

      The WBCL prohibits a "business combination" (defined to include a merger, share exchange or a disposition of 5% or more of the aggregate market value of all assets or stock of the corporation) between a "resident domestic corporation" and an "interested stockholder" (defined as the beneficial owner of at least 10% of the voting power of the outstanding stock) for three years following the stock acquisition date (i.e., the date the person became an interested stockholder), unless the board of directors approves the business combination or the purchase of stock by the interested stockholder before the stock acquisition date. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the stock acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. Both M&I and Citizens Bancorp are "resident domestic corporations" within the meaning of the WBCL.

      Under the WBCL, the voting power of shares of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those excess shares. An issuing public corporation is defined as a domestic corporation, with (i) total assets exceeding $1,000,000; (ii) a class of equity securities held of record by 500 or more persons; and (iii) at least 100 shareholders of record who have unlimited voting rights and who reside in Wisconsin. Only M&I is an "issuing public corporation" within the meaning of the WBCL. This restriction does not apply to shares acquired (a) under an agreement entered into before the corporation was an "issuing public corporation," (b) directly from the issuing public corporation, (c) in a merger or share exchange to which the issuing public corporation is a party, (d) in certain specified non-market transactions (i.e., gifts, distributions upon death and pledges) or (e) in a transaction incident to which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

      The WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined above), the approval by a majority vote of the holders of the corporation's shares entitled to vote is required before such corporation can take certain actions while a "takeover offer" (as defined in the WBCL) is being made or after a takeover offer has been publicly announced and before it is concluded. Under the WBCL, such shareholder approval is required for the corporation to (i) acquire more than 5% of the corporation's outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

      The WBCL also provides for certain super-majority voting and fair price provisions in connection with certain business combinations substantially similar to provisions contained in M&I's Articles. See "COMPARISON OF SHAREHOLDER RIGHTS - Certain Business Combinations."

      Under the WBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on the corporation's shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent.


                CERTAIN INFORMATION CONCERNING CITIZENS BANCORP

Business

      Citizens Bancorp is a one-bank holding company, incorporated in Wisconsin in 1986, which owns 100% of Citizens Bank of Delavan ("Citizens Bank"), a Wisconsin state bank chartered in 1900. Both Citizens Bancorp and Citizens Bank are headquartered in the southeastern Wisconsin community of Delavan, in Walworth County. Citizens Bancorp acts primarily as a holding company for Citizens Bank and does not have significant business operations of its own. Citizens Bank offers a wide range of traditional bank services which include commercial and consumer lending, depository account services and other services to individuals and businesses. Citizens Bank's service area is in the immediate geographical area of its main office.

      See "INDEX TO FINANCIAL STATEMENTS" for historical financial statements of, and other financial information regarding, Citizens Bancorp.

Market Information and Dividends

      The number of holders of record of Citizens Bancorp Stock at January 31, 1995 was 38.

      Citizens Bancorp Stock is not listed on any exchange nor quoted in the over-the-counter market, and no established "bid" or "ask" price is available. In the opinion of Citizens Bancorp, due to the lack of an active market for shares of Citizens Bancorp Stock, transactions in Citizens Bancorp Stock of which Citizens Bancorp is aware are not frequent enough to constitute representative prices. The last sale of Citizens Bancorp Stock of which Citizens Bancorp is aware was at $4,109 per share on May 10, 1994.

      Dividends of $146 and $134 per share of Citizens Bancorp Stock were paid in fiscal 1994 and 1993, respectively. In addition, pursuant to the Merger Agreement, Citizens Bancorp has agreed not to declare or pay any dividends prior to the Effective Date on its outstanding shares of its capital stock, except for dividends paid in the ordinary course of business and consistent with its past practices. See "THE CONSOLIDATION - Additional Covenants and Agreements."

Share Ownership

      The following table sets forth information regarding the beneficial ownership of shares of Citizens Bancorp Stock as of January 31, 1995 by (i) Citizens Bancorp's directors and executive officers; (ii) Citizens Bancorp's directors and executive officers as a group; and (iii) persons who are known to Citizens Bancorp to beneficially own more than 5% of Citizens Bancorp Stock.

      Name and address(1)                   Number of Shares        Percent
      ------------------                    ----------------        -------
      Daniel Brown                                   9                  *
      Irvine C. Llewellyn                          255                 6.9%
      Barbara J. McCullough                        160                 4.3
      Charles G. Spooner                            20                  *
      Prescott P. Wurlitzer **                     313                 8.5
      Rymund P. Wurlitzer ***                      575                15.5

      All directors and executive
        officers as a group (6 individuals)      1,332                36.0

      Heidi Wurlitzer Haas **                      246                 6.6
        799 Garrison Court
        Delafield, Wisconsin 53018
      Kristina Wurlitzer Harvey **                 310                 8.4
        4113 West Friedstadt Road
        Mequon, Wisconsin 53092
      Amy Wurlitzer Hopkins **                     307                 8.3
        6934 Wellauer Drive
        Wauwatosa, Wisconsin 53213
      Margaret Wurlitzer Steinmetz **              236                 6.4
        90 West Mountain Road
        West Simsbury, Connecticut 06092
      Polly T. Taplin                              520                14.0
        116 East Washington Street
        Lake Bluff, Illinois 60044
      Wendy M. Wurlitzer **                        273                 7.4
        12300 Chadsworth Court
        Glen Allen, Virginia 23060
      Margaret H. Wurlitzer ***                    267                 7.2
        6109 North Lake Drive
        Milwaukee, Wisconsin 53217

________________

*     Less than 1%.
** Prescott and Wendy Wurlitzer, and Heidi Haas, Kristina Harvey, Amy Hopkins and Margaret Steinmetz are the children of Mr. Rymund P. and Ms. Margaret H. Wurlitzer.
***   Mr. Rymund P. and Ms. Margaret H. Wurlitzer are husband and wife.

(1) Includes any shares held by, or jointly with, a spouse and/or dependent children. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

                      CERTAIN INFORMATION CONCERNING M&I

      Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of M&I, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated herein by reference to M&I's Annual Report on Form 10-K for the year ended December 31, 1993.


                         CERTAIN RELATED TRANSACTIONS

      Following consummation of the Merger of Citizens Bancorp with and into M&I Interim Corp., which will result in M&I owning 100% of Citizens Bank, previously a wholly-owned subsidiary of Citizens Bancorp, and the related Consolidation of Sharon Bank with and into Citizens Bank, certain persons who were previously under the employ of Citizens Bank will continue to hold their respective positions pursuant to an employment agreement dated August 31, 1994 between such persons and M&I. Specifically, Rymund Wurlitzer will continue in the position of Chairman of the Board with Citizens Bank until he reaches the age of 75. Mr. Wurlitzer's compensation will be $100,000 per year. He will be eligible to receive benefits consistent with other M&I personnel in similar positions. If Mr. Wurlitzer's employment duties and responsibilities change materially, he is permitted to resign, although M&I would continue to pay his salary until age 75. In addition, Ms. Margaret Wurlitzer, Mr. Wurlitzer's wife, will continue to hold her present position as a part-time teller with Citizens Bank for as long as Mr. Wurlitzer is employed there.


                              RECENT LEGISLATION

            The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 became effective on September 29, 1994 (the "Interstate Banking Act"). The Interstate Banking Act amends the Bank Holding Company Act to permit, as of September 29, 1995 and with certain limitations, adequately capitalized and managed bank holding companies to acquire control, or all the assets, of banks located in a state other than the home state of the bank holding company. The Interstate Banking Act also amends the Federal Deposit Insurance Act to permit, as of June 1, 1997 and with certain limitations, merger transactions between adequately capitalized and managed insured banks with different home states. The provisions of the Interstate Banking Act generally increase the ease with which banks and bank holding companies may acquire banks across state lines, and may increase the pace of consolidation in the banking industry and the competition for independent banks and bank holding companies.


                                    EXPERTS

      The consolidated financial statements of M&I, incorporated in this Prospectus/Proxy Statement by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this Prospectus/Proxy Statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      The consolidated statement of financial position at December 31, 1994, and consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1994 of Citizens Bancorp, included n this Prospectus/Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto. Citizens Bancorp's consolidated statement of financial position at December 31, 1993 and consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1993 and 1992, also included herein, have not been audited.

                                 LEGAL OPINION

      A legal opinion to the effect that the issuance of the shares of M&I Stock offered hereby has been duly authorized by M&I and that the shares, when issued in accordance with the Merger Agreement, will be duly issued and outstanding, fully paid and nonassessable (except as provided by Section
180.0622 of the WBCL), has been rendered by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.


                             SHAREHOLDER PROPOSALS

      If the Merger is consummated, shareholders of Citizens Bancorp will become shareholders of M&I. M&I's 1996 Annual Meeting is scheduled for April 23, 1996. In accordance with M&I's By-Laws, nominations, other than by or at the direction of the M&I Board of Directors, of candidates for election as directors at the 1996 Annual Meeting must be submitted to M&I not later than March 23, 1996. In addition, any M&I shareholder who wishes to submit a proposal for presentation to the 1996 Annual Meeting of Shareholders of M&I must have submitted the proposal in writing to M&I, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention: M.A. Hatfield, Secretary, by November 11, 1995 for inclusion, if appropriate, in M&I's proxy statement and the form of proxy relating to the 1996 Annual Meeting. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                         INDEX TO FINANCIAL STATEMENTS

Citizens Bancorp


   Independent Public Accountants Report . . . . . . . . . . . . . . . . .F-1

   Consolidated Statements of Financial Position at
      December 31, 1994 (audited) and December 31, 1993
      (unaudited)* . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-2

   Consolidated Statements of Income for the years ended
      December 31, 1994 (audited), December 31, 1993
      (unaudited) and December 31, 1992 (unaudited)* . . . . . . . . . . .F-3

   Consolidated Statements of Changes in Shareholders' Equity for
      the years ended December 31, 1994 (audited), December 31, 1993
      (unaudited)* and December 31, 1992 (unaudited)*. . . . . . . . . . .F-4

   Consolidated Statements of Cash Flows for the years ended
      December 31, 1994 (audited), December 31, 1993 (unaudited)*
      and December 31, 1992 (unaudited)* . . . . . . . . . . . . . . . . .F-5

   Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .F-6

   Management's Discussion and Analysis of Financial Condition
      and Results of Operations. . . . . . . . . . . . . . . . . . . . . F-15

- ----------------------


* Unaudited financial information for the periods indicated was obtained from Citizens Bancorp's Federal Y-9 Reports and Citizens Bank's Consolidated Reports of Condition and Income (collectively, the "Reports"), which are filed by the respective organizations with the FDIC. The Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Counsel. Because of the special supervisory, regulatory and economic policy needs served by these Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles or opinions and statements of the Accounting Principles Board or the Financial Accounting Standards Board.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Citizens Bancorp of Delavan, Inc.:

We have audited the accompanying consolidated statement of financial position of Citizens Bancorp of Delavan, Inc. (a Wisconsin corporation) and subsidiary as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Bancorp of Delavan, Inc. and subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for investment securities.



                        ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
February 3, 1995.

                       CITIZENS BANCORP OF DELAVAN, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                       AS OF DECEMBER 31, 1994 AND 1993

                            (Dollars in thousands)

ASSETS                                        1994       1993
- ------                                     --------   --------
                                                     Unaudited

CASH AND DUE FROM BANKS (Note 3)            $ 2,037    $ 1,521

FEDERAL FUNDS SOLD                            1,320      2,678
                                             ------     ------
    Total cash and cash equivalents           3,357      4,199

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at market value in 1994, at amortized cost
  in 1993, (market value $3,904) (Note 3)     3,360      3,513

INVESTMENT SECURITIES HELD TO MATURITY,
  at amortized cost in 1994 and 1993,
  (market value of $28,663 in 1994 and
  $31,380 in 1993) (Note 3)                  29,242     29,229

LOANS (Note 4)                               61,526     57,964
  Less- Reserve for loan losses                (888)      (888)
                                            -------    -------
    Net Loans                                60,638     57,076

BANK PREMISES AND EQUIPMENT, net                199        232

ACCRUED INTEREST AND OTHER ASSETS             1,828      1,126
                                            -------    -------

    Total assets                            $98,624    $95,375
                                            =======    =======


LIABILITIES AND SHAREHOLDERS' EQUITY          1994       1993
- ------------------------------------        --------  ---------
                                                     Unaudited
DEPOSITS:
    Noninterest-bearing deposits            $ 7,012    $ 7,117
    Interest-bearing deposits                64,459     62,429
                                             ------     ------
    Total deposits                           71,471     69,546

SECURITIES SOLD UNDER REPURCHASE
  AGREEMENTS                                  6,820      7,158

ACCRUED EXPENSES AND OTHER LIABILITIES          259        231
                                            -------    -------
    Total liabilities                        78,550     76,935

COMMITMENTS AND CONTINGENT LIABILITIES
  (Note 6)

SHAREHOLDERS' EQUITY (Notes 1 and 8)
  Common stock ($1 par value, 56,000
    shares authorized; 3,703 shares
    issued and outstanding) and
    paid-in capital                           8,583      8,945
  Net unrealized gain on investment
    securities net of deferred
    tax of $18                                   27          -
  Retained earnings                          11,464      9,495
                                            -------    -------
    Total shareholders' equity               20,074     18,440
                                            -------    -------
    Total liabilities and
    shareholders' equity                    $98,624    $95,375
                                            =======    =======

The accompanying notes to financial statements are an integral part of these statements.

                       CITIZENS BANCORP OF DELAVAN, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                            (Dollars in thousands)


                                               1994        1993        1992
                                             --------    --------    --------
                                                        Unaudited   Unaudited

INTEREST INCOME:
 Interest and fees on loans                    $5,279      $5,086      $4,878
 Interest on investment securities-
   Taxable                                        808         946       1,217
   Nontaxable                                   1,462       1,311         945
 Interest on Federal funds sold                    61          63          62
                                               ------      ------      ------
    Total interest income                       7,610       7,406       7,102
                                               ------      ------      ------
INTEREST EXPENSE:
 Interest on deposits                           2,655       2,582       3,041
 Interest on short-term debt                      320         332         349
                                               ------      ------      ------
    Total interest expense                      2,975       2,914       3,390
                                               ------      ------      ------
   Net interest income                          4,635       4,492       3,712

PROVISION FOR LOAN LOSSES (Note 4)                 65         202         497
                                               ------      ------      ------
   Net interest income after provision
   for loan losses                              4,570       4,290       3,215
                                               ------      ------      ------
NONINTEREST INCOME:
 Service charges on deposit accounts              107         106         109
 Other service charges, commissions and fees       52          29          37
 Net securities gains                               1          62          34
                                               ------      ------      ------
    Total noninterest income                      160         197         180
                                               ------      ------      ------
NONINTEREST EXPENSE:
 Salaries and employee benefits                   817         653         630
 Equipment and premises expense                    84          77          86
 Professional services                             24          13          13
 Processing charges                                99          94          75
 Payments to regulatory agencies                  161         164         104
 Other                                            129         124         113
                                               ------      ------      ------
    Total noninterest expense                   1,314       1,125       1,021
                                               ------      ------      ------
INCOME BEFORE INCOME TAXES                      3,416       3,362       2,374

INCOME TAXES (Note 5)                             903         925         655
                                               ------      ------      ------
    Net income                                 $2,513      $2,437      $1,719
                                               ======      ======      ======

       The accompanying notes are an integral part of these statements.

                       CITIZENS BANCORP OF DELAVAN, INC.


          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

            (Years ended December 31, 1993 and 1992, are Unaudited)

                            (Dollars in thousands)


                                              Net
                                Common    Unrealized
                                 Stock    Gain (Loss)
                                  and    on Investment              Total
                                Paid-In   Securities   Retained Shareholders'
                                Capital  Net of Taxes  Earnings    Equity
                                -------  ------------- -------- ------------

BALANCE, December 31, 1991       $8,999       $  -      $6,325     $15,324

 Net income                           -          -       1,719       1,719
 Dividends declared                   -          -        (478)       (478)
 Treasury stock purchased
   and retired                      (54)         -           -         (54)
                                 ------        ---     -------     -------
BALANCE, December 31, 1992        8,945          -       7,566      16,511

 Net income                           -          -       2,437       2,437
 Dividends declared                   -          -        (508)       (508)
                                 ------        ---     -------     -------
BALANCE, December 31, 1993        8,945          -       9,495      18,440

 Net income                           -          -       2,513       2,513
 Adoption of FAS 115,
   Accounting for Certain
   Investments in Debt
   and Equity Securities              -        235           -         235
 Dividends declared                   -          -        (544)       (544)
 Treasury stock purchased
   and retired                     (362)         -           -        (362)
 Net change in unrealized
   gain on investment
   securities net of taxes            -       (208)          -       (208)
                                 ------        ---     -------     -------
BALANCE, December 31, 1994       $8,583        $27     $11,464     $20,074
                                 ======        ===     =======     =======

       The accompanying notes are an integral part of these statements.

                       CITIZENS BANCORP OF DELAVAN, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                            (Dollars in thousands)


                                               1994       1993       1992
                                              ------   ---------   --------
                                                       Unaudited   Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                   $2,513      $2,437     $1,719
 Adjustments to reconcile net income
   to net cash provided by (used in)
   operating activities-
    Depreciation and amortization                 33           1          8
    Provision for loan losses                     65         202        497
    Net gain on sales of assets                   (1)        (62)       (34)
    Increase (decrease) in other liabilities      30          23       (166)
    (Increase) decrease in other assets         (702)         82       (190)
                                              ------      ------     ------
      Total adjustments                         (575)        246        115
                                              ------      ------     ------
      Net cash provided by operating
      activities                               1,938       2,683      1,834
                                              ------      ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of investment
   securities                                     24       2,733      3,607
 Proceeds from maturities of
   investment securities                       1,003       2,332      2,773
 Purchases of investment securities             (926)     (8,401)   (11,626)
 Net increase in loans                        (3,562)     (5,858)    (3,596)
                                              ------      ------     ------
      Net cash used in investing activities   (3,461)     (9,194)    (8,842)
                                              ------      ------     ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net (decrease) increase in noninterest-
   bearing deposits                             (105)      1,604       (220)
 Net increase in interest-bearing deposits     2,030       4,386      7,782
 Net (decrease) increase in repurchase
   agreements                                   (338)        (12)     1,618
 Dividends paid                                 (544)       (508)      (478)
 Purchase of treasury stock                     (362)          -        (54)
                                              ------      ------     ------
      Net cash provided by financing
       activities                                681       5,470      8,648
                                              ------      ------     ------
      Net (decrease) increase in cash
       and cash equivalents                     (842)     (1,041)     1,640

CASH AND CASH EQUIVALENTS, at beginning
 of year                                       4,199       5,240      3,600
                                              ------      ------     ------
CASH AND CASH EQUIVALENTS, at end of year     $3,357      $4,199     $5,240
                                              ======      ======     ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
   Cash paid during the year for-
    Interest                                  $2,997      $2,945     $3,431
    Income taxes                                 967         869        888


       The accompanying notes are an integral part of these statements.

                       CITIZENS BANCORP OF DELAVAN, INC.


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Information as of and for the years ended
                 December 31, 1993 and 1992, is Unaudited)

                       DECEMBER 31, 1994, 1993 AND 1992

                            (Dollars in thousands)


(1)   Summary of Significant Accounting Policies-

    The consolidated financial statements of Citizens Bancorp of Delavan, Inc. and its wholly-owned subsidiary, Citizens Bank of Delavan (together, the "Company") have been prepared in conformity with generally accepted accounting principles. All significant intercompany balances and transactions have been eliminated in consolidation. A description of the significant accounting policies is as follows:

    Investment securities-

    Securities, when purchased, are designated as investment securities held to maturity or investment securities available for sale and remain in that category until they are sold or mature. The specific identification method is used in determining the cost of securities sold. The Company does not engage in the trading of securities.

    Investment securities available for sale are carried at market value, determined on an aggregate basis. While the Company has no current intention to sell these securities, they may not be held to maturity.

    Investment securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts and represent securities which the Company has the positive intent and ability to hold to maturity.

    In May 1993, the Financial Accounting Standards Board (FASB) issued Statement No. 115, "Accounting for Certain Investments in Debt and EquIty Securities," (FAS 115). FAS 115 requires, among other things, that securities classified as available for sale be carried at market value; however, market value adjustments and the related income tax effects, are excluded from earnings and reported separately as a component of shareholders' equity. This new standard was adopted by the Company on January 1, 1994.

    Loans-

    Interest on loans is recognized as income based on the loan principal outstanding during the period. Loans are generally placed on nonaccrual or are charged off when they are past due 90 days or more. Loan fees and origination costs are not deferred. The Company has not adopted Financial Accounting Standards Board Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating Loans," as the impact of adoption would not be material to the financial statements.

    Reserve for loan losses-

    The level of the reserve for loan losses is based upon management's evaluation of the effects on the loan portfolio of current economic conditions, various factors affecting the collectibility of loans and changes in the character of the loan portfolio. The reserve for loan losses is based on estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. Actual loan losses are recorded as charges to the reserve for the principal amount of the loan. Any subsequent recoveries are added to the reserve.

    For income tax purposes, the Company provides additions to the reserve in accordance with the maximum amounts allowed under Federal income tax law.

    Other real estate owned-

    Other real estate owned includes assets that have been acquired in satisfaction of debts, or accounted for as insubstance foreclosures. Other real estate is recorded at the lower of cost or fair value, less estimated selling costs, at the date of transfer. Valuation adjustments required at the date of transfer for assets acquired in satisfaction of debts or accounted for as insubstance foreclosures are charged to the allowance for loan losses. Subsequent to transfer, other real estate owned is carried at the lower of cost or fair market value, less estimated selling costs, based upon periodic evaluations.

    Bank premises and equipment-

    Bank premises and equipment are stated at cost, less an allowance for depreciation. Provisions for depreciation are charged to operating expenses over the estimated useful lives of the assets.

    Income taxes-

    Certain items are accounted for in different periods for financial reporting purposes than for income tax purposes. Provisions are made for deferred taxes in recognition of these temporary differences.

    Cash equivalents-

    For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

(2)   Business Combination-

    On August 31, 1994, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") whereby the Company will merge with and into Marshall and Ilsley Corporation ("M&I"), a Wisconsin bank holding company located in Milwaukee with consolidated assets of approximately $12.6 billion. Under the terms of the Agreement each share of the Company's common stock will be exchanged for 305.85 shares of the M&I's common stock in a tax-free reorganization which is to be accounted for as a purchase. The Agreement is subject to approval by the shareholders and certain regulatory authorities. Consummation of the merger with and into the M&I is expected to occur in the second quarter of 1995.

(3)   Cash and Investment Securities-

    A summary of the amortized cost and estimated market values, as computed by Bank One, Milwaukee, of investment securities at December 31 is as follows:

                                           1994                 1993
                                  --------------------  --------------------
                                  Amortized     Market  Amortized     Market
                                    Cost        Value     Cost        Value
                                  ---------    -------  ---------    -------

Investment securities available
 for sale:
  Other Securities                  $3,315      $3,360    $3,513      $3,904
                                   -------     -------   -------     -------
     Total                          $3,315      $3,360    $3,513      $3,904
                                   =======     =======   =======     =======
Investment securities held to
 maturity:
  U.S. Treasury Securities          $5,353      $5,402    $5,686      $6,486
  U.S. Agency Securities               919         853       921         950
  State and Municipal Securities    22,970      22,408    22,622      23,944
                                   -------     -------   -------     -------
     Total                         $29,242     $28,663   $29,229     $31,380
                                   =======     =======   =======     =======

  The unrealized gains and loss on investment securities at December 31 were:

                                        1994                    1993
                               ----------------------  ----------------------
                               Unrealized  Unrealized  Unrealized  Unrealized
                                  Gains      Losses       Gains      Losses
                               ----------  ----------  ----------  ----------

Investment securities available
 for sale:
  Other Securities                 $149       $104         $412        $21
                                   ----       ----         ----       ----
     Total                         $149       $104         $412        $21
                                   ====       ====         ====       ====
Investment securities held to
 maturity:
  U.S. Treasury Securities          $98        $49         $800        $ -
  U.S. Agency Securities              5         71           35          6
  State and Municipal Securities    238        800        1,377         55
                                   ----       ----       ------        ---
     Total                         $341       $920       $2,212        $61
                                   ====       ====       ======       ====

  The amortized costs and market values of investment securities at December 31 by contractual maturity are shown below:

                                           1994                 1993
                                  --------------------  --------------------
                                  Amortized     Market  Amortized     Market
                                    Cost        Value     Cost        Value
                                  ---------    -------  ---------    -------
Investment securities available
 for sale:
  Within one year                  $     -     $     -   $   100     $    99
  From one through five years        1,895       1,939     1,797       2,053
  Over five years                      877         865       973       1,032
  No contractual maturity
   (equities)                          543         556       643         720
                                   -------     -------   -------     -------
     Total                         $ 3,315     $ 3,360   $ 3,513     $ 3,904
                                   =======     =======   =======     =======
Investment securities held to
 maturity:
  Within one year                  $   421     $   425   $   608     $   618
  From one through five years        5,023       5,119     6,446       7,107
  Over five years                   23,798      23,119    22,175      23,655
                                   -------     -------   -------     -------
     Total                         $29,242     $28,663   $29,229     $31,380
                                   =======     =======   =======     =======

  During 1994, 1993 and 1992, respectively, realized gains amounted to $1, $65 and $35 and realized losses were $0, $3 and $1.

  Securities with a par value of approximately $5,839 and $6,758 at December 31, 1994 and 1993, respectively, were pledged primarily to secure public deposits and short-term borrowings and for other purposes required by law.

  At December 31, 1994, $133 of cash and due from banks was restricted due to Federal Reserve requirements to maintain certain reserve balances.

(4)  Loans-

  The composition of loans at December 31 is as follows:

                                                     1994       1993
                                                   -------    -------
    Real estate:
     Construction                                  $ 5,418    $ 4,427
     Residential mortgage                           25,138     21,965
     Commercial mortgage                            18,149     16,659
    Commercial, financial, and agricultural         10,429     10,849
    Industrial development revenue bonds             1,251      3,157
    Lease financing                                    137        170
    Personal                                         1,004        737
                                                   -------    -------
        Total loans                                $61,526    $57,964
                                                   =======    =======

    Eighty-nine percent of the Company's borrowers are located in Wisconsin. The out of state loans represent primarily residential mortgage loans to non-Wisconsin residents for second homes on lakes in and near the community. As a community lender, the Company extends all forms of credit to individuals and businesses in the communities and their surroundings. Those communities are often dependent on a small number of large employers or on the agricultural economy.

    Personal loans include residential, installment and education loans. The Company evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral may include accounts receivable, inventory, real estate, equipment, personal guarantees and general security agreements. Access to collateral is dependent upon the types of collateral obtained. The Company monitors its collateral and the collateral value on an on-going basis.

    At December 31, 1994, the Company had approximately $234 of nonperforming loans which were earning below a market interest rate or were nonincome producing. There were no nonperforming loans at December 31, 1993. The effect of interest foregone on these loans is not significant.

    There were no loans to directors, executive officers, shareholders or their companies during 1994 or 1993.

    An analysis of the reserve for loan losses for the years ended December 31 is as follows:

                                                 1994    1993    1992
                                                 ----    ----    ----
    Balance, beginning of year                   $888    $614    $643
     Loans charged off                           (372)   (448)   (544)
     Recoveries of charged off loans              307     520      18
     Provisions charged to operating expense       65     202     497
                                                 ----    ----    ----
    Balance, end of year                         $888    $888    $614
                                                 ====    ====    ====

    In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," (FAS 114). FAS 114 requires that a loan's value be measured when it has been determined that the loan is impaired and loss is probable. Write-downs which result from the measurement process are to be expensed. FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" (FAS 118) amends FAS 114 in that it allows a creditor to use existing methods for recognizing interest income on an impaired loan. These new standards must be adopted by the Company in the first quarter of 1995. Based upon the current status of the Company's loan portfolio, it is not anticipated that these pronouncements will have a material impact on the consolidated financial statements.

(5)  Income Taxes-

    Income taxes reflected in the consolidated statement of income include the following components:

                                                 1994    1993    1992
                                                 ----    ----    ----
     Current                                     $908    $905    $745
     Deferred (benefit) provision                  (5)     20     (90)
                                                 ----    ----    ----
        Total                                    $903    $925    $655
                                                 ====    ====    ====

    The tax effects of temporary differences that give rise to significant elements of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                            1994     1993
                                                            ----     ----
    Deferred tax assets:
      Reserve for loan losses                               $262     $262
      Bank premises and equipment, principally due to
        depreciation                                           1      (6)
                                                            ----     ----
           Total deferred tax assets                         263      256
                                                            ----     ----
    Deferred tax liabilities:
      Net unrealized appreciation on investment securities
        available for sale                                    18        -
      Discount on bonds                                       16       14
                                                            ----     ----
           Total deferred tax liabilities                     34       14
                                                            ----     ----
    Net deferred tax assets                                 $229     $242
                                                            ====     ====

    Total income tax expense is less than the amount computed by applying the statutory Federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                    1994            1993            1992
                              ---------------  --------------  --------------
                                      Percent         Percent         Percent
                                        of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
                              ------  ------  ------  ------  ------  ------

Income tax computed at
  statutory rate              $1,161   34.0%  $1,143    34.0%  $807     34.0%
State taxes, net of
  Federal benefit                188    5.5      185     5.5    131      5.5
Tax-exempt municipal
  interest                      (442) (12.9)    (446)  (13.2)  (321)   (13.5)
Other, net                        (4)   (.1)      43     1.2     38      1.6
                              ------   -----  ------    -----  ----     -----
     Total income tax
       expense                $  903   26.5%  $  925    27.5%  $655     27.6%
                              ======   =====  ======    =====  ====     =====

(6)  Commitments and Contingent Liabilities-

  In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. Outstanding commitments to extend credit totaled approximately $3,013 and $5,339 at December 31, 1994 and 1993, respectively. Outstanding letters of credit totaled approximately $136 and $114 at December 31, 1994 and 1993, respectively. The Company evaluates each customer's credit worthiness on an individual basis. Collateral obtained, if any, upon extension of credit, is based upon management's credit evaluation of the customer. Collateral requirements and the ability to access collateral is generally similar to that required on loans outstanding. Losses are not anticipated as a result of these transactions.

(7)  Retirement Plan-

  The Company has a defined contribution retirement plan which is subject to the Internal Revenue Code, Section 412(i). This plan is funded exclusively by individual insurance contracts. The Company's contribution in 1994, 1993 and 1992 was $77, $62 and $53, respectively.

(8)  Shareholders' Equity-

  Banks are subject to statutory and regulatory restrictions on the amount they may pay in dividends, and certain of their retained earnings may not be available for dividend payment. Retained earnings of the bank which are available without restrictions for dividend payments to Citizens Bancorp of Delavan, Inc. total approximately $4,601 and $4,994 at December 31, 1994 and 1993, respectively.

  The bank's risk-based capital ratio is 20.8% and 19.5% at December 31, 1994 and 1993, respectively, which is in compliance with the minimum regulatory requirements for risk-based capital.

(9)  Parent Company Only-

  The condensed financial positions of the Parent Company (parent company only) as of December 31 and the results of its operations, and cash flows for the years then ended are summarized below:

  The condensed statements of financial position as of December 31:

                                                              1994     1993
    Assets-                                                  ------   ------
     Cash and cash equivalents                              $   279  $   140
     Investment in subsidiary                                18,952   17,494
     Investment securities, available for sale                  701      643
     Loans                                                      137      170
     Other assets                                                18        4
                                                            -------  -------
        Total assets                                        $20,087  $18,451
                                                            =======  =======
    Liabilities-
     Other liabilities                                      $    13  $    11

    Shareholders' equity-
     Common stock and paid-in capital                         8,583    8,945
     Net unrealized appreciation on investment securities
       available for sale, net of deferred taxes of $18          27        -
     Retained earnings                                       11,464    9,495
                                                            -------  -------
        Total shareholders' equity                           20,074   18,440
                                                            -------  -------
        Total liabilities and shareholders' equity          $20,087  $18,451
                                                            =======  =======

    The condensed statements of income for the years ended December 31:

                                                     1994     1993     1992
                                                    ------   ------   ------
     Income-
       Dividends from subsidiary                    $1,068   $  672   $  624
       Investment income                                44       34       49
       Interest on loans                                16        9        -
       Gain on sale of investment securities             1        6        -
                                                    ------   ------   ------
           Total income                              1,129      721      673
                                                    ------   ------   ------
     Expense-
       Administrative and general                        6        6        6
                                                    ------   ------   ------
           Total expense                                 6        6        6
                                                    ------   ------   ------
       Income before income taxes and equity in
        undistributed earnings of subsidiary         1,123      715      667

       Provision for income taxes                       17       13       27
                                                    ------   ------   ------
       Net income (parent company only)              1,106      702      640

       Equity in undistributed earnings of
        subsidiary, net of dividends paid            1,407    1,735    1,079
                                                    ------   ------   ------
           Net income                               $2,513   $2,437   $1,719
                                                    ======   ======   ======

    The condensed statement of cash flows for the year ended December 31:

                                                     1994     1993     1992
                                                    ------   ------   ------
Cash flows from operating activities:

  Net income (parent company only)                  $2,513   $2,437   $1,719
  Adjustments to reconcile net income to net
    cash provided by operating activities-
      Equity in undistributed net income
        of subsidiary                               (1,407)  (1,735)  (1,079)
      Gain on sale of investment securities             (1)      (6)       -
      Increase (decrease) in other liabilities           2      (16)      16
      Decrease in other assets                           2        8       21
                                                    ------   ------   ------
        Net cash provided by operating activities    1,109      688      677
                                                    ------   ------   ------
Cash flows from investment activities:
  Proceeds from sales of investment securities          24      300        -
  Purchase of longer term securities                  (121)    (187)    (137)
  Decrease (increase) in loans                          33     (170)       -
                                                    ------   ------   ------
        Net cash used by investing activities          (64)     (57)    (137)
                                                    ------   ------   ------
Cash flows from financing activities:
  Dividends paid                                      (544)    (508)    (478)
  Purchase of treasury stock                          (362)       -      (54)
                                                    ------   ------   ------
        Net cash used by financing activities         (906)    (508)    (532)
                                                    ------   ------   ------
        Net increase in cash                           139      123        8

Cash, at beginning of year                             140       17        9
                                                    ------   ------   ------
Cash, at end of year                                  $279     $140      $17
                                                    ======   ======   ======
Supplemental disclosure of cash flow information:
  Cash paid during the year for-
    Taxes                                               $4       $2      $ -

                       CITIZENS BANCORP OF DELAVAN, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITION AND RESULTS OF OPERATIONS

                            (Dollars in thousands)



The information provided herein is based on the results of Citizens Bancorp of Delavan, Inc. (the "Company") for the years ended December 31, 1994, 1993 and 1992. A discussion of the results of operations for the Company would not differ materially from that presented herein for Citizens Bank of Delavan (the "Bank"). Included in the results of operations for the Company, but not the Bank, is additional interest income on investment securities, certain other income and expenses and the provision for income taxes.

A reconciliation of the net income of the Company to the net income of the Bank is as follows:


                                                 Year Ended December 31,
                                             ------------------------------
                                              1994        1993        1992
                                             ------      ------       -----
Net income of the Company                    $2,513      $2,437      $1,719
   Interest on investment securities            (44)        (34)        (49)
   Other income                                 (17)        (15)         --
   Other expenses                                 6           6           6
   Related income tax provision                  17          13          27
                                             ------      ------      ------
      Net income of the Bank                 $2,475      $2,407      $1,703
                                             ======      ======      ======

Financial Summary. 1994 net income of $2,475 increased by $68 from 1993 net income of $2,407, which increased by $704 from 1992 net income of $1,703.

Return on average equity was 13.6%, 14.5% and 11.2% in 1994, 1993 and 1992, respectively. The return on average assets was 2.6%, 2.7% and 2.1% in 1994, 1993 and 1992, respectively.

The following sections provide a more detailed review of the Bank's financial performance. A portion of the Bank's income is derived from investments in securities of states and political subdivisions. The interest income from these investments is exempt from Federal income tax; therefore, the yield on these investments is lower than the yield on investments with similar risks and maturity characteristics whose interest is subject to Federal income tax. For purposes of Management's Discussion and Analysis of Financial Condition and Results of Operations, this nontaxable interest is treated at its taxable equivalent, calculated using historical statutory Federal income tax rates and reduced by interest expense disallowed as an income tax deduction.

Net Interest Income. Net interest income is the difference between gross interest earned on average earning assets, primarily loans and investment securities and interest paid on average deposits and funds borrowed to finance investments and loans. Growth in net interest income is influenced by the growth of earning assets and changes in the yields on earning assets. The net yield is also influenced by changes in the level of interest rates, changes in the mix of assets and liabilities and changes in asset and liability maturity and interest rate sensitivity.

Net interest income increased $133 or 3.0% in 1994, while average earning assets volume increased $5,323. Net interest income increased $795 or 21.7% in 1993, compared to 1992, while earning assets volume increased $14,583.

Ratios of net interest income to average earning assets (net interest margin) were 5.0%, 5.1% and 4.7% in 1994, 1993 and 1992, respectively.

Interest income on loans increased $193 or 3.8% in 1994, and increased $208 or 4.3% in 1992. The average rate of return on loans was 9.0%, 9.4% and 9.8% in 1994, 1993 and 1992, respectively. Average loan volume increased $4,541 or 8.4% in 1994, and $4,292 or 8.6% in 1993.

Interest income on U.S. Treasury and Federal Agency securities decreased $52 or 9.4% in 1994, and decreased in 1993, by $271 or 22.3% while tax exempt interest income on obligations of state and municipal governments and subdivisions thereof increased $151 or 11.5% in 1994, and increased $366 or 38.7% in 1993. The average tax equivalent rate of return on investment securities was 9.2% in 1994, 9.3% in 1993 and 9.8% in 1992. The average volume of investment securities increased $1,899 or 6.4% in 1994 and $4,913 or 19.7% in 1993. The increase in average investment securities was the result of a decision by the Bank to increase the portfolio of tax-exempt securities in order to maximize net income.

The composite yield on average interest earning assets on a fully taxable equivalent basis was 8.9% in 1994, 9.1% in 1993 and 9.3% in 1992.

Interest expense on deposits and borrowed money increased $61 or 2.1% in 1994, and decreased $476 or 14.0% in 1993. The composite average interest rate paid on interest bearing deposits was 4.2%, 4.3% and 5.6% in 1994, 1993 and 1992, respectively.

Loan Losses. The provision for loan losses charged to operations was $65, $202 and $497 in 1994, 1993 and 1992, respectively. The allowance for loan losses was $888 at December 31, 1994 and 1993, and was $614 at December 31, 1992, which represents 1.5%, 1.5% and 1.2% of outstanding loans at the end of those years, respectively.

Other Income. Total other income decreased $39 or 21.4% in 1994 and $2 or 1.1% in 1993. The decrease in 1994, was mainly the result of fewer gains on sales of investment securities.

Other Expenses. Total other expenses increased $189 or 16.9% in 1994, and $104 or 10.2% in 1993. The significant increase in total other expenses in 1994, was mainly the result of bonuses being awarded in 1994 and not in 1993.

Income Taxes. The effective income tax rate of the Company was 26.5%, 27.5% and 27.6% for 1994, 1993 and 1992, respectively.

Average Balance Sheet Analysis. Total average assets increased $5,545 or 6.1% in 1994, and $8,975 or 11.0% in 1993, while average earning assets increased by $5,323 or 6.1% in 1994, and $9,592 or 12.3% in 1993. Average
taxable investment securities decreased $534 or 5.4% in 1994, and $1,644 or 14.3% in 1993, while average tax exempt securities increased $2,433 or 12.1% and $6,557 or 48.5% in 1993. As a percentage of total assets, taxable investments were 9.7% in 1994, 10.8% in 1993 and 14.0% in 1992, while tax exempt securities were 23.4% in 1994, 22.1% in 1993 and 16.6% in 1992. Average net loans and leases increased $4,541 or 8.4% in 1994 and $4,292 or 8.6% in 1993.

The primary source of funding earning asset growth in both 1994 and 1993, was the increase each year in total deposits. Average deposits increased $4,089 or 6.1% in 1994, and $6,836 or 11.4% in 1993.

The following table presents average balance sheet categories and their percentage of total average assets for the Bank only, as assets at the parent company are not significant to the Company:

                 Average Balance Sheet Composition of the Bank

                                                     Year Ended
                                       -------------------------------------
                                          December 31,        December 31,
                                                1994              1993
                                       -----------------   -----------------
                                          $          %        $          %
                                       -------     -----   -------     -----
Assets

Loans and leases (net)                 $58,704      61.1%  $54,163      60.0%
Investment securities:
  Taxable securities                     9,295       9.7     9,829      10.8
  Tax-exempt securities                 22,508      23.4    20,075      22.1
Short-term investments                   2,197       2.3     3,314       3.6
                                       -------     -----   -------     -----
    Total interest earning assets       92,704      96.5    87,381      96.5
                                       -------     -----   -------     -----
Cash and due from banks                  1,761       1.8     1,830       2.0
Other assets                             1,682       1.7     1,391       1.5
                                       -------     -----   -------     -----
    Total assets                       $96,147     100.0%  $90,602     100.0%
                                       =======     =====   =======     =====


                                                     Year Ended
                                       -------------------------------------
                                          December 31,        December 31,
                                                1994              1993
                                       -----------------   -----------------
                                          $          %        $          %
                                       -------     -----   -------     -----
Liabilities and Shareholders' Equity

Savings and other time deposits:
  Savings and NOW deposits             $34,001      34.4%  $32,709      36.1%
  Other time deposits                   29,634      30.8    27,587      30.5
                                       -------     -----   -------     -----
    Total savings and other time
      deposits                          63,635      66.2    60,296      66.6

Other borrowings                         6,989       7.3     7,164       7.9
                                       -------     -----   -------     -----
    Total interest bearing
      liabilities                       70,624      73.5    67,460      74.5

Demand deposits                          7,065       7.3     6,315       7.0
Other liabilities                          234        .2       200        .2
Shareholders' equity                    18,224      19.0    16,627      18.3
                                       -------     -----   -------     -----
    Total liabilities and
      shareholders' equity             $96,147     100.0%  $90,602     100.0%
                                       =======     =====   =======     =====


Capital Resources. Total shareholders' equity of the Company increased $1,634 or 8.9% to $20,074 at December 31, 1994, and increased $1,929 or 11.7%
to $18,440 at December 31, 1993. The change in shareholders' equity in each of these years was generated primarily from earnings less dividends declared on common stock.

Liquidity. Liquidity is the ability of the Bank to meet its financial commitments when contractually due or needed by depositors. The Bank's primary external source of liquidity is its deposit base. Internally generated liquidity is principally provided by funds and investment securities sold and, to a lesser extent, through loans. The Bank's investment in funds sold was $1,320 at December 31, 1994, and $2,678 at December 31, 1993. The Bank's investment in securities which mature within one year at December 31, 1994 and 1993, were $421 and $708, respectively.

                                                                   APPENDIX A

              AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED


            THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of the 31st day of August, 1994, by and between Marshall & Ilsley Corporation, a Wisconsin corporation (the "Corporation") and Citizens Bancorp of Delavan, Inc., a Wisconsin corporation (the "Bancorp"), which is the sole owner of all of the outstanding shares of capital stock of the Citizens Bank of Delavan (the "Bank").


                              W I T N E S S E T H

            WHEREAS, this Agreement provides for: (i) the incorporation and organization of M&I Interim Corp., a new Wisconsin corporation ("Interim") under the laws of the State of Wisconsin which will, at the time of consummation of the transactions herein provided, be a subsidiary of and controlled by the Corporation within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "IRC"); (ii) the merger of Bancorp with and into Interim in accordance with applicable law and pursuant to the terms of this Agreement and the Agreement and Plan of Merger between Interim and Bancorp ("Merger Agreement"), attached hereto as Exhibit A; and
(iii) the conversion, at the Effective Time of such Merger (as defined herein), of Bancorp's outstanding shares of common stock, $100.00 par value, ("Bancorp Stock") into the right to receive shares of the Corporation's $1.00 par value common stock (the "M&I Stock"), all upon the terms and conditions hereinafter set forth. It is the intent of the parties that immediately following the Effective Time, the Surviving Corporation (as defined herein) will be liquidated into the Corporation by means of an upstream merger and, as a result, the Bank will become a wholly-owned banking subsidiary of the Corporation, operating under the name "M&I Bank of Delavan." The merger of Bancorp into Interim to form the Surviving Corporation, followed by the liquidation by upstream merger of the Surviving Corporation into the Corporation, is intended to qualify as a tax-free reorganization pursuant to
Section 368(a)(1)(C) of the IRC.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                     CONSOLIDATION OF INTERIM INTO BANCORP

            Section 1.01. Merger. In accordance with the provisions of this Agreement, the Merger Agreement and applicable law, at the Effective Time (as hereinafter defined) Bancorp shall be merged with and into Interim (which is herein referred to as the "Surviving Corporation" whenever reference is made to it on or after the Effective Time) and the separate existence of Bancorp shall cease (the "Merger"). The Merger shall be consummated effective at the date and time specified in Section 6.03 of this Agreement (the "Effective Date" and "Effective Time," respectively).

            Section 1.02. Surviving Corporation. After the Effective Time the name of the Surviving Corporation shall be "M&I Interim Corp." and the Articles of Incorporation and By-Laws of Interim as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws, respectively, of the Surviving Corporation. The Surviving Corporation shall continue its existence under the laws of the State of Wisconsin as a wholly-owned subsidiary of the Corporation, until liquidated into the Corporation in an upstream merger, as contemplated by the parties hereto.

            Section 1.03. Business. The business of the Surviving Corporation shall be that of a Wisconsin corporation and shall be conducted at such locations as the Surviving Corporation may establish.

            Section 1.04. Board of Directors; Officers. The Board of Directors and principal officers of the Surviving Corporation as of the Effective Time shall consist of the persons who are the directors and principal officers of Interim immediately prior to the Effective Time. Such persons shall serve as directors and principal officers of the Surviving Corporation until the next annual meeting of the Surviving Corporation or until such time as their successors have been duly qualified and elected or appointed in accordance with the By-Laws of the Surviving Corporation.

            Section 1.05. Effect of Merger. All assets of Bancorp, as they exist at the Effective Time, shall pass to and vest in the Surviving Corporation without any conveyance or other transfer and the Surviving Corporation shall be responsible for all liabilities of Bancorp. At any time after the Effective Time the officers of the Surviving Corporation may, in the name of Bancorp, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all actions as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of Bancorp's property, rights, privileges, immunities, powers, purposes and otherwise to carry out the purposes of this Agreement.

            Section 1.06. Closing. The closing of the transactions contemplated by this Agreement shall be effected as promptly as practicable within the thirty-day period commencing with the latest of the following dates (the "Closing"):

                  (a) The 30th calendar day after the date of approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

                  (b) Such date as may be prescribed by the Wisconsin Office of the Commissioner of Banking (the "Commissioner of Banking"), the Federal Deposit Insurance Corporation (the "FDIC") or any other agency or authority from which approval must be received prior to the consummation of the transactions contemplated herein; or

                  (c) If the transactions contemplated herein are being contested in any legal proceeding, and the Corporation has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of the Corporation, to the consummation of the transaction contemplated hereby.

The Closing shall take place at the offices of counsel to the Corporation, 780 North Water Street, Milwaukee, Wisconsin, or at such other place as shall be mutually agreeable to the Corporation and Bancorp.


                                  ARTICLE II
                      STATUS AND CONVERSION OF SECURITIES

            Section 2.01. Capital Stock of Interim. Each share of common stock of Interim issued and outstanding as of the Effective Time shall remain outstanding and shall be owned by the Corporation and such shares shall not be changed or converted by the Merger. The parties acknowledge that the Corporation contemplates the liquidation and dissolution of the Surviving Corporation by means of an upstream merger of the Surviving Corporation with and into the Corporation, whereupon Bank shall become a direct, wholly-owned subsidiary of the Corporation.

            Section 2.02. Conversion of Bancorp Stock. Subject to the conditions and limitations set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Bancorp Stock:

                  (a) All Bancorp Stock owned by Bancorp shall be cancelled and no M&I Stock or cash shall be delivered in exchange therefor;

                  (b) Each outstanding share of Bancorp Stock as to which shareholders have validly perfected dissenter's rights in accordance with applicable Wisconsin law shall not be converted into and shall not become M&I Stock hereunder (hereinafter, the "Dissenting Shares"), and Bancorp shall give the Corporation prompt notice of any written notice from any shareholder of Bancorp objecting to the Merger (the "Dissenting Shareholders"). Prior to the Effective Time, Bancorp shall not, except with prior written consent of the Corporation, voluntarily make any payment with respect to or settle or offer to settle any such objection. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for Bancorp Stock shall receive payment therefor from the Surviving Corporation from (i) the Surviving Corporation's assets or (ii) funds provided by the Corporation dependent on which method would preserve the character of the overall transaction as a reorganization under Section 368(a)(1)(C) of the IRC (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the provisions of the laws of the State of Wisconsin) and such shares of Bancorp Stock shall be cancelled. If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose the right to appraisal of payment for shares of Bancorp Stock under applicable law, such shares shall be thereupon converted into M&I Stock in accordance with the provisions of Sections 2.02 and 2.03 hereof; and

                  (c) Each share of Bancorp Stock (except shares described in subparagraph (a) hereof and Dissenting Shares) issued and outstanding as of the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive Three Hundred Five and Eighty-Five One Hundredths (305.85) shares of M&I Stock.

            Section 2.03. No Fractional Shares. No fractional shares of M&I Stock shall be issued upon the surrender for exchange of certificates; no dividend or distribution with respect to M&I Stock shall be payable on or with respect to any fractional share; and no fractional share interest shall entitle the owner thereof to any rights of a shareholder of the Corporation. In lieu of any such fractional share, the Corporation shall pay to each former shareholder who otherwise would be entitled to receive a fractional share of M&I Stock an amount in cash determined by multiplying the closing sales price of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date by the fraction of a share of M&I Stock to which such holder would otherwise be entitled.

            Section 2.04.  Payment of Merger Consideration.

                  (a) As soon as practicable after the Effective Time, the Corporation shall make available to Interim, which in turn shall make available to M&I Marshall & Ilsley Bank or other financial institution which shall be designated by the Corporation as Exchange Agent (the "Exchange Agent") certificates representing the shares of M&I Stock into which Bancorp Stock shall be converted pursuant to Section 2.02. The Corporation also shall make available to Interim at the Effective Time, which in turn shall make available to the Exchange Agent, the cash necessary to make all required payment for fractional shares pursuant to Section 2.03, above.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each holder of a certificate which formerly represented Bancorp Stock prior to the Merger, advising such holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such certificate for exchange into one or more certificates evidencing shares of M&I Stock and/or cash (as to fractional or Dissenting Shares). Until so surrendered, each outstanding certificate will be deemed for all purposes to evidence the right to receive cash (as to fractional or Dissenting Shares) and/or the ownership of the number of full shares of M&I Stock as provided herein; provided, however, that until such certificates are so surrendered, no dividend payable to holders of record of shares of M&I Stock as of any date subsequent to the Effective Time shall be paid to the holder or holders of such certificates in respect to M&I Stock represented thereby. After the Effective Time, there shall be no further registry of transfers on the records of Bancorp of Bancorp Stock and, if a certificate representing such Bancorp Stock is presented to the Surviving Corporation for transfer, it shall be cancelled and exchanged for a check in the appropriate amount and/or a certificate representing the appropriate number of shares of M&I Stock as herein provided. Upon surrender of certificates for Bancorp Stock which have been converted into shares of M&I Stock, there shall be paid (without interest) to the record holder of the certificates for M&I Stock issued and exchanged therefor: (i) on or as soon as practicable after such date of surrender, the amount of dividends which as of any date subsequent to the Effective Time became payable and were not paid to such holder with respect to such shares of M&I Stock; and (ii) on the appropriate payment date occurring subsequent to the date of surrender, the amount of such dividends, if the record date in respect thereof occurred after the Effective Time but prior to the date of surrender. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of Bancorp Stock (or to anyone claiming through any such former holder) with respect to any M&I Stock, or dividends thereon, or with respect to any cash to which any such holder would be entitled as a consequence of the Merger, if such M&I Stock, dividends or cash have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

            Section 2.05. Certificates in Other Names. A certificate evidencing shares of M&I Stock in a name other than that in which the certificate surrendered and exchanged is registered may be issued if the certificate so surrendered shall be properly endorsed, with signatures guaranteed by a commercial bank or a firm having membership on a national securities exchange, or otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of its certificate for shares of M&I Stock to any person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            Section 2.06. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, the Corporation shall pay a dividend or make a distribution on M&I Stock in shares of M&I Stock or any security convertible into M&I Stock or shall combine or subdivide its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment shall be made to the conversion ratio set forth in Section 2.02 hereof, for purposes of determining the number of shares of M&I Stock into which Bancorp Stock shall be converted. For the purpose hereof, the payment of a dividend in or distribution on M&I Stock in securities convertible into M&I Stock shall be deemed to have effected an increase in the number of outstanding shares of M&I Stock equal to the number of shares of M&I Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any stock options issued under option plans of the Corporation whether or not authorized as of the date of this Agreement.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

            Bancorp hereby represents and warrants to the Corporation, on behalf of both Bancorp and Bank, as follows:

            Section 3.01. Organization. Bancorp is a Wisconsin corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin, and is a registered bank holding company under Bank Holding Company Act of 1956. The sole subsidiary of Bancorp, Citizens Bank of Delavan (the "Bank"), is a bank duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Both Bancorp and Bank have the corporate power and authority and have received all necessary material federal, state or local authorizations to own or lease their properties and assets and to carry on their businesses as now conducted and presently proposed to be conducted. The copies of the Articles of Incorporation and By-Laws of Bancorp and Bank, certified by their Secretary and Cashier, respectively, as of the date of this Agreement and which have been delivered to the Corporation, are correct and complete copies of the Articles of Incorporation and By-Laws of Bancorp and Bank in effect as of the date of this Agreement. As of the date of this Agreement, the minute books of Bancorp and Bank contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Boards of Directors). Both Bancorp and Bank are duly qualified to conduct their businesses and are in good standing in each jurisdiction in which the nature of the business transacted requires such qualification, except those jurisdictions in which the failure to so qualify does not involve the violation of a criminal statute, affect the validity or enforceability of a contract in any material respect or otherwise have a material adverse effect on Bancorp or Bank.

            Section 3.02. Capitalization. The authorized capital stock of Bancorp consists of 4,000 shares of common stock, $100.00 par value, of which 3,703 shares are issued and outstanding as of the date of this Agreement and all of which shares are validly issued and outstanding, fully paid, non-assessable (except as otherwise provided by applicable law), and have not been issued in violation of the preemptive rights of any stockholder. The authorized capital stock of Bank consists of 4,000 shares of common stock, $100.00 par value, all of which are owned by Bancorp. All of such shares are validly issued and outstanding, fully paid, non-assessable (except as otherwise provided by applicable law), and have not been issued in violation of the preemptive rights of any stockholder. There are no outstanding or existing options, preemptive rights, warrants, subscriptions, conversion rights, calls or commitments of any kind obligating Bancorp or Bank to issue, directly or indirectly, additional shares of any class of capital stock. Bancorp and Bank have no outstanding commitments or obligations to repurchase, reacquire or redeem any of their outstanding capital stock.

            Section 3.03. Authority and Validity of Agreement. Bancorp has full corporate power and authority to enter into this Agreement, the Merger Agreement and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Merger Agreement by Bancorp have been duly authorized by all requisite corporate action, including without limitation approval by Bancorp's Board of Directors, subject only to approval by the holders of the requisite percentage of the outstanding shares of Bancorp Stock. Subject to such approval by its shareholders and the government approvals described below, this Agreement and, upon execution and delivery, the Merger Agreement, each will constitute a valid and binding obligation of Bancorp, enforceable in accordance with its terms, except as such terms may be affected by bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies. Provided the required approvals are obtained from the Federal Reserve Board and the offering, sale and delivery of the M&I Stock to be issued hereunder (and under the Merger Agreement) are duly registered pursuant to the Securities Act of 1933 (the "1933 Act"), as amended, and Rule 145 of the General Rules and Regulations thereunder ("Rule 145"), and subject to the rights of any Dissenting Shareholders, neither the execution, delivery and performance of either this Agreement or the Merger Agreement nor the consummation of the transactions contemplated herein and therein, will conflict with, result in the material breach of, constitute a default under or accelerate the performance provided by, the terms of any law, or any rule or regulation of any government agency or authority or any judgment, order or decree of any court or other government agency to which Bancorp or Bank may be subject, any contract, agreement or instrument to which Bancorp or Bank is a party or by which Bancorp or Bank is bound or committed or the Articles of Incorporation or By-Laws of Bancorp or Bank, or constitute an event which with the lapse of time or action by a third party could result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of Bancorp or Bank or upon any of the capital stock of Bancorp or Bank.

            Section 3.04.  Financial Statements.

                  (a) Bancorp has heretofore delivered to the Corporation correct and complete copies of:

                         (i)  Bancorp's and Bank's unaudited financial
statements (including, in each case, any related notes thereto), certified by the Secretary and Cashier of the Bancorp and the Bank, respectively, including Balance Sheets for Bancorp as of December 31, 1992, December 31, 1993, and the period from January 1, 1994 to June 30, 1994, and its unaudited Statements of Earnings, Shareholders' Equity and Changes in Financial Position for the same periods; Call Reports and unaudited Statements of Condition for Bank as of December 31, 1992, December 31, 1993, and the period from January 1, 1994 to June 30, 1994, and its unaudited Statements of Income, Changes in Financial Position and Statements of Shareholders' Equity for the same period; and

                         (ii)  Copies of all management and other letters
delivered to Bancorp or Bank by Bancorp's or Bank's independent auditors, of the internal controls of Bancorp during the period January 1, 1991 to date, and will, upon reasonable request, make available for inspection at such time and place as the Corporation may request, reports and working papers produced or developed by Bancorp's independent auditors in connection with their examination of such financial statements, as well as all such reports and working papers for prior periods for which any tax or other liability of Bancorp has not been finally determined or barred by applicable statute of limitations.

                  (b) The financial statements, Call Reports and management and other letters described in subsections (a) and (b) above fairly present as of their respective dates the financial positions of Bancorp and Bank as of the dates thereof and the results of operations for the periods indicated, and each such statement has been, and shall have been, prepared in accordance and compliance with all standards and instructions of the Federal Reserve Board, as to Bancorp's financial statements, FDIC, as to Bank's financial statements and Call Reports (the "Regulatory Accounting Standards"), and in conformity with generally accepted accounting principles applied on a con-sistent basis, except as otherwise stated, and except that any unaudited interim statements are subject to normal year-end audit adjustments which shall not be materially adverse.

                  (c) The financial statements described in Subsection (a) above, do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading.

            Section 3.05. Reserves for Possible Loan Losses. The reserves for possible loan and lease losses shown on Bank's Call Report filed as of June 30, 1994, are to the best knowledge of Bancorp and Bank adequate in all respects to provide for all losses, and net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such state-ment, and the loan portfolios of Bank at such dates in excess of such reserves are all fully collectible in accordance with their terms.

            Section 3.06. Absence of Certain Changes or Events. Except as has been disclosed in Exhibit C hereto (the "Disclosure Schedule"), since January 1, 1994, there has not been any material adverse change in the business, properties or financial condition of Bancorp or Bank nor any development involving a prospective change in Bancorp's or Bank's business, which has affected or may affect materially and adversely the businesses, properties or financial condition or the results of operations of Bancorp or Bank and Bancorp and Bank have conducted their business only in the ordinary course consistent with past practice.

            Section 3.07. Title. Bancorp and Bank have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own, including without limitation, all assets and properties reflected in the most recent financial statements referred to in Section 3.04(a) hereof, or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such financial statements), subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in said financial statements or the notes thereto; (ii) statutory liens not yet delinquent; (iii) security interests granted incident to borrowings by Bank from the Federal Reserve Banks or to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (v) liens in connection with repurchase agreements and any other liens incurred in the ordinary course of business; and (vi) such liens, mortgages, security interests, encumbrances and charges as are not, in the aggregate, material to the assets and properties of Bancorp or Bank. The Disclosure Schedule sets forth a list of all material leases pursuant to which Bancorp or Bank leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, and there are no existing defaults by Bancorp or Bank thereunder or (to the best of the knowledge of Bancorp) any other party thereto; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder. True and correct copies of such leases have been delivered to the Corporation. None of the buildings, structures or appurtenances described in the Disclosure Schedule or the operation or maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

            Section 3.08. Litigation. Except as set forth in the Disclosure Schedule hereto, no claims have been asserted and no relief has been sought against Bancorp or Bank in any pending litigation or government proceedings (including without limitation any notice of possible violation or non-compliance with any environmental law, rule or regulation) or otherwise which might result in a judgment, decree or order having a material adverse effect on the financial condition, results of operations, assets, business or prospects of Bancorp or Bank. To the best of Bancorp's knowledge there is no reasonable basis for any material proceedings, claims, actions or government investigation (including without limitation any notice of possible violation or non-compliance with any environmental law, rule or regulation). Neither Bancorp nor Bank is a party to any order, judgment or decree which will, or might reasonably be expected to have, a material adverse effect on its business, operations, assets, financial condition or prospects.

            Section 3.09. Compliance with Laws. Bancorp and Bank have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with federal, state or local government or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, to the knowledge of Bancorp, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current in all material respects. Bancorp and Bank are not in default under any order, license, regulation or demand of any federal, state, local or other government agency or with respect to any order, writ, injunction or decree of any court, in each case which violation, infringement or default would have a material adverse effect on the financial condition, results of operations, business or prospects of Bancorp or Bank.

            Section 3.10. Taxes. Bancorp and Bank have filed with the appropriate government agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed by it and Bancorp and Bank are not delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by it. The tax and audit positions taken by Bancorp and Bank in connection with the tax returns described in this section were reasonable and asserted in good faith. To Bancorp's knowledge, there are no examinations by the Internal Revenue Service or the Wisconsin Department of Revenue for any years pending with respect to Bancorp. The Disclosure Schedule sets forth the date or dates through which the Internal Revenue Service and the Wisconsin Department of Revenue, respectively, have examined the income tax returns of Bancorp or Bank. There are included in the most recent financial statements (or the notes thereto) referred to in Section 3.04(a) hereof, adequate reserves for the payment of all accrued but unpaid federal, state and local taxes of Bancorp and Bank including interest and penalties, whether or not disputed, for the period ended as of the date of such statements and for all fiscal periods prior thereto. Neither Bancorp nor Bank has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal or state tax, nor is Bancorp or Bank a party to any action or proceeding by any government authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against Bancorp or Bank.

            Section 3.11. Employment Contracts and Benefits; Material Contracts. Except as disclosed in the Disclosure Schedule, there are no: (i) employment, severance, consulting or other compensation agreements between Bancorp or Bank and any officer, director or employee of Bancorp or Bank; and neither Bancorp nor Bank is a party to or bound by any written or oral employment contract (including without limitation, any collective bargaining contract or union agreement) which is not terminable without penalty by Bancorp or Bank on sixty days' or less notice; (ii) bonus, profit-sharing, severance, termination, stock option, pension, retirement, deferred or contingent compensation or other employee benefit agreements, trusts, plans or other arrangements for the benefit of any director, officer or employee of Bancorp or Bank; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $50,000 for any one project; (v) material contracts or commitments made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty days from the date of this Agreement; or (vi) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business. Bancorp and Bank have in all material respects performed all obligations required to be performed by them to date and are not in default under any outstanding indenture, mortgage, contract, lease or other agreement to which they are a party or by which they are bound or under any provision of its Articles of Incorporation or By-Laws, which might result in, or have consequences which might result in, a material adverse effect on the financial condition, results of operations, assets, business or prospects of Bancorp or Bank.

            Section 3.12.  Employee Benefit Plans.

                  (a) Existence of Plans. The Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Bancorp or Bank has any obligation (collec-tively, the "Plans"). Bancorp has furnished or made available to the Corporation a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation and where applicable, a copy of: (i) each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500 and related schedules; (iv) the most recently issued IRS determination letter for each such Plan; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

                  (b) Absence of Certain Types of Plans. Neither Bancorp nor Bank maintains or contributes to, or within the five years preceding the Effective Time has not maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as listed on the Disclosure Schedule, none of the Plans obligates Bancorp or Bank to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as listed in the Disclosure Schedule or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Bancorp or Bank.

                  (c) Compliance with Applicable Law. Except as listed on the Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a material adverse effect on Bancorp. Bancorp and Bank have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and neither Bancorp nor Bank has knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a material adverse effect on Bancorp. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Disclosure Schedule, to the knowledge of Bancorp no fact or event exists that could give rise to any such action, suit or claim. Except as listed on the Disclosure Schedule, neither Bancorp nor Bank has incurred any material liability to the Pension Benefit Guaranty Corporation or any material "withdrawal liability" within the meaning of Title IV of ERISA.

                  (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Except as disclosed on the Disclosure Schedule, no trust maintained or contributed to by Bancorp or Bank is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

                  (e) Absence of Certain Liabilities and Events. Except for matters listed on the Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither Bancorp nor Bank has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and to the knowledge of Bancorp and Bank no fact or event exists that could give rise to any such liability.

                  (f) Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

            Section 3.13. Conduct. Except as set forth in the Disclosure Schedule hereto, since December 31, 1993 neither Bancorp nor Bank has: (i) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (ii) incurred any obligations or liabilities (absolute or contingent), or mortgaged, pledged or subjected to liens or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties, except certificates of deposit, repurchase agreements, letters of credit, cashier's checks, borrowings from the Federal Reserve Banks, and obligations and liabilities incurred in the ordinary course of business, discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the financial statements, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transaction contemplated by this Agreement; (iii) sold, exchanged or otherwise disposed of or acquired assets other than in the ordinary course of business; (iv) made any general wage or salary increase to its employees as a class, or to any executive officer or director, entered into or amended any employment contract, severance or similar agreement or arrangement with any officer or salaried employee or established any new or modified or amended any existing employee welfare, bonus, stock option, profit-sharing, retirement or other employee benefit plan or arrangement; (v) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting their business, properties or assets or waived any rights of value which in the aggregate are material; (vi) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (vii) entered into any transactions outside the ordinary course of business except as expressly contemplated by this Agreement.

            Section 3.14. Continuity of Interest. To the best of Bancorp's knowledge, there is no plan or intention on the part of Bancorp's shareholders to sell, exchange or otherwise dispose of a number of shares of the M&I Stock to be received by them in the Merger which would reduce the holdings of such M&I Stock to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of all capital stock of Bancorp outstanding prior to the Merger. For purposes of this represen-tation, shares of Bancorp stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of M&I Stock will be treated as outstanding Bancorp stock on the date of the Merger. Moreover, shares of Bancorp stock and shares of M&I Stock held by Bancorp shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

            Section 3.15. Approval by Bancorp Board; Recommendation to Bancorp Shareholders. The Board of Directors of Bancorp has determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to the shareholders of Bancorp and recommended that the shareholders of Bancorp authorize and approve this Agreement, the Merger Agreement and the transactions contemplated herein (the "Board Resolutions"); the Board Resolutions are in full force and effect, have not been withdrawn, modified, amended or rescinded in any respect prior to the date hereof and will not be withdrawn, modified, amended or rescinded in any respect prior to the Effective Time; and the affirmative votes of only a majority of the outstanding shares of Bancorp Stock are required to authorize and approve this Agreement, the Merger Agreement and the transactions contemplated herein and therein.

            Section 3.16. Insurance. To the best of Bancorp's knowledge, Bancorp and Bank have in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate for companies of comparable size engaged in business similar to that in which Bancorp and Bank are engaged. A schedule of all insurance policies in effect as to Bancorp and Bank is set forth in the Disclosure Schedule. All material policies of fire, product or other liability, worker's compensation and other similar forms of insurance owned or held by Bancorp and Bank are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

            Section 3.17. Absence of Adverse Agreements. Neither Bancorp nor Bank is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other government agency or authority which materially and adversely affects or in the future may, to the best knowledge of Bancorp, materially and adversely affect the financial condition, results of operations, assets, business or prospects of Bancorp or Bank.

            Section 3.18. Disclosure. No representation or warranty made by Bancorp or Bank contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to the Corporation or hereafter required to be furnished to the Corporation, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

            Section 3.19. Internal Controls and Records. Bank maintains books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintains accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in Bank's books and records.

            Section 3.20. Loan Schedule. The Disclosure Schedule contains a Loan Schedule identifying certain loan agreements, notes and borrowing arrangements between Bank and its borrowers. Except as specifically noted on the Loan Schedule: (i) as of the date of this Agreement, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement under the terms of which the obligor is 30 days or more delinquent in payment of principal or interest or, to the best of Bancorp's or Bank's knowledge, in default of any other provision as of the dates shown thereon other than loans the unpaid balance of which does not exceed $10,000 per loan; (ii) as of the date of this Agreement Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Bank, FDIC or Commissioner of Banking; (iii) as of the date of this Agreement Bank is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of Bancorp, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) as of the date of this Agreement, to the best of Bancorp's and Bank's knowledge, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could affect Bancorp or Bank in a materially adverse manner.

            Section 3.21. Brokers. Neither Bancorp, Bank nor any of their officers and directors have engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Merger or the transactions contemplated herein. Bancorp agrees to indemnify the Corporation against any claim by any third person for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the Merger Agreement or the transactions contemplated herein and therein based on any alleged agreement or understanding between such party and such third person, whether express or implied from the actions of such party.

            Section 3.22.  Environmental Matters.

                  (a) To the best of Bancorp's and Bank's knowledge and except as disclosed in the Disclosure Schedule: (i) Hazardous Materials (as defined below) have not been stored, released or disposed of on or from Bancorp's or Bank's Property (as defined below) or, to the actual knowledge of Bancorp, any property adjoining Bancorp's or Bank's Property; (ii) Environmental Permits (as defined below) have been obtained and are in effect for the operations conducted at Bancorp's or Bank's Property; (iii) Bancorp and Bank are in compliance in all material respects with the requirements of all of their Environmental Permits; and (iv) there are no circumstances with respect to any Bancorp or Bank Property that could reasonably be anticipated to form the basis of an Environmental Claim against Bancorp, Bancorp's Property, the Bank or Bank's Property that, individually or in the aggregate, could have a material adverse effect on Bancorp or Bank, taken as a whole, or to cause Bancorp's or Bank's Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environ-mental Law.

                  (b) As used herein, the following terms shall be defined as follows:

                         (i)  "Bancorp's Property" or the "Bank's Property"
means any real property and improvements currently owned, leased, used, operated or occupied by Bancorp or Bank, including properties acquired by foreclosure or held or operated in a fiduciary or managerial capacity;

                         (ii)  "Hazardous Materials" means (A) any petroleum
or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous sub-stances," or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority;

                         (iii)  "Environmental Law" means any federal,
state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Effective Time, and any judicial or administrative interpretation thereof as of the Effective Time, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials;

                         (iv)  "Environmental Claims" means any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit; and

                         (v)  "Environmental Permits" means all permits,
approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.


                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

              The Corporation represents and warrants as follows:

            Section 4.01. Organization. The Corporation is a corporation validly existing and in active status under the laws of the State of Wisconsin with all necessary power to carry on its business as it is now being conducted. The Corporation is a registered bank holding company under Bank Holding Company Act of 1956, as amended.

            Section 4.02. Capitalization. The outstanding capital stock of the Corporation is, and the shares of M&I Stock to be issued pursuant to this Agreement and the Merger Agreement, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable (except as provided by applicable law) and have not, and will not have, been issued in violation of the preemptive rights of any person.

            Section 4.03. Filings and Reports. The Corporation has previously delivered to Bancorp true and complete copies of: (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively, as filed with the Commission; (ii) Proxy Statements relating to all meetings of the Corporation's shareholders (whether annual or special) during 1992, 1993 and 1994; and (iii) all other reports, statements and registration statements (including current reports on Form 8-K and quarterly reports on Form 10-Q) filed by it with the Commission since January 1, 1993 (collectively, the Corporation's "SEC Reports"). As of their respective filing dates, the Corporation's SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Corporation included in the Corporation's SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and fairly present the financial position of the Corporation and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position of the Corporation and its consolidated Subsidiaries for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which shall not be materially adverse.

            Section 4.04. Litigation. No claims have been asserted and no relief has been sought against the Corporation or any of its Subsidiaries in any pending litigation or governmental proceedings or otherwise, which might result in a judgment, decree or order having a material adverse effect on the financial condition, results of operations, business or prospects of the Corporation and its consolidated Subsidiaries, taken as a whole, or on the transactions proposed by this Agreement.

            Section 4.05. Authority and Validity of Agreement. The Corporation has full corporate power and authority to enter into this Agreement and the Merger Agreement and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement by the Corporation have been duly authorized by all requisite corporate action. Subject to the government approvals described below, this Agreement will constitute a valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as such terms may be affected by bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies. Provided the required approvals are obtained from the Federal Reserve Board and the offering, sale and delivery of the M&I Stock to be issued hereunder (and under the Merger Agreement) are duly registered pursuant to the 1933 Act and Rule 145 thereunder, neither the execution, delivery and performance of this Agreement or the Merger Agreement nor the consummation of the Merger contemplated herein and therein, will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any law, or any rule or regulation of any government agency or authority or any judgment, order or decree of any court or other government agency to which the Corporation may be subject, any contract, agreement or instrument to which the Corporation is a party or by which the Corporation is bound or committed or the Articles of Incorporation or By-Laws of the Corporation or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of the Corporation or upon any shares of M&I Stock.

            Section 4.06. Disclosure. No representation or warranty made by the Corporation contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Bancorp or hereafter required to be furnished to Bancorp, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


                                   ARTICLE V
                      ADDITIONAL COVENANTS AND AGREEMENTS

            Section 5.01. Conduct of Business Prior to Closing. From and after the date of this Agreement until the Effective Time, Bancorp and Bank shall: (i) carry on their businesses diligently and in substantially the same manner as they did prior to the Effective Time; (ii) maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by them; (iv) perform all of their obligations under contracts, leases and documents relating to or affecting their assets, properties and business; (v) maintain and preserve their business organization intact, retain their present employees and maintain their relationship with customers; and (vi) comply with and perform all obli-gations and duties imposed upon them by federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities. Without limiting the generality of the foregoing, except as specifically contemplated in this Agreement, from the date hereof until the Effective Time, neither Bancorp nor Bank shall enter into any agreement or otherwise commit to do, without the written consent of the Corporation, any of the following:

                  (a) (i) incur or assume any material obligation or liability, including without limitation any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument,
(ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person; or (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practice and in amounts not material to Bancorp; or undertaken in connection with the capital expenditures otherwise permitted under this section; and (B) as may be required under existing agreements to which Bancorp or Bank are parties;

                  (b) change its lending, investment, liability management and other material banking policies in any material respect; organize any Subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, make any material changes in its operations or make any material investment in any other person, firm or entity;

                  (c) propose, adopt or permit any amendment to its Articles of Incorporation or By-Laws or the terms of any securities issued by it;

                  (d) in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000.00) authorize, incur or commit to any capital expenditures other than capital expenditures consistent with the budget heretofore furnished to and approved by the Corporation;

                  (e) (i) split, combine or reclassify any Bancorp Stock or redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or rights to acquire any shares of its capital stock or any securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of capital stock, of any corporation, bank or other business; and (iv) liquidate, sell, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice which assets are not material to Bancorp;

                  (f) revalue in any material respect any of its assets, including without limitation the writing down or writing off the value of any asset; or change its methods of accounting, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen & Co., or change any of its methods of reporting income and deductions for Federal income tax purposes, except as required by changes in applicable law;

                  (g) make any tax election or settle or compromise any income tax liability material to Bancorp or Bank;

                  (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Bancorp or incurred in the ordinary course of business consistent with past practice;

                  (i) (i) issue, grant, sell or pledge any shares of its capital stock or any securities convertible into capital stock, or permit any shares of its capital stock held in its treasury to become outstanding, except upon exercise of rights or options outstanding under employee benefit plans, programs or arrangements in existence on the date hereof; (ii) confer, issue, sell, grant or award any options, warrants, conversion or other rights not outstanding on the date hereof to acquire any shares of its capital stock not outstanding on the date hereof, including without limitation, the issue, sale, or grant of any option or stock appreciation right; or (iii) amend any of the terms of any such outstanding securities, options, warrants, rights or agreements;

                  (j) take or suffer to exist any of the actions described in Section 3.13 hereof;

                  (k) (i) enter into or adopt any new employee benefit plan or agreement, or (except as required under existing plans or agreements) increase in any manner the compensation or benefits of any of its officers, directors or other employees; (ii) pay or agree to pay any pension, retirement or severance allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officer or key employee; (iii) adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, insurance, or other employee benefit plan, agreement or arrangement or to any employment or consulting agreement with or for the benefit of any director, officer or employee, except for bonus payments to employees payable in December of 1994 not to exceed $100,000 in aggregate; (iv) amend any such plan, agreement or arrangement; or (v) enter into any contract, agreement or commitment to do any of the foregoing; or

                  (l) declare or pay any dividends on its outstanding shares of capital stock, except for regular dividends paid in the ordinary course of business and consistent with past practices of Bancorp.

            Section 5.02. Information Requirements. Bancorp shall, between the date hereof and the Effective Date, deliver to the Corporation complete copies of:

                  (a) as soon as practicable, but in no event later than thirty (30) days after the end of each fiscal year, Bank's Call Reports and Bancorp's unaudited Balance Sheet as of the last day of such year and its Statements of Income, Changes in Shareholders' Equity and Changes in Financial Position for the fiscal year then ended, together with comparable data relating to the preceding fiscal year, all certified as true and correct by Bancorp's or Bank's, as the case may be, principal accounting or financial officer, subject to normal year-end fiscal audit adjustments;

                  (b) as soon as practicable, but in any event not later than thirty (30) days after the end of each fiscal quarter commencing with the quarter ending June 30, 1994, its unaudited Balance Sheet and Bank Call Reports as of the close of such fiscal quarter and the related unaudited Statements of Income, Changes in Shareholders' Equity and Changes in Financial Position for each such fiscal quarter, certified as accurate by Bancorp's chief financial or accounting officer; and

                  (c) all management and other letters delivered to Bancorp or Bank by its independent auditors, and Bancorp will make available all reports and work papers produced or developed by Bancorp's auditors in connection with their examination of the financial statements of Bancorp or Bank, as well as all working papers and reports for any prior period for which any tax or other liability of Bancorp has not been finally determined or barred by the statute of limitations.

The financial statements and Call Reports described in subsections (a) and
(b), above, shall fairly present, as of their respective dates, the financial position of Bancorp and Bank and the results of their operations for the periods indicated; and each such statement has been, and shall have been, prepared in conformity with the Regulatory Accounting Standards and generally accepted accounting principles applied on a consistent basis. The financial statements described in Subsections (a) and (b), above, shall not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading, and there shall not have been since December 31, 1993, any material adverse change in the financial condition, results of operations, assets, business or prospects of Bancorp or Bank, other than changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

            Section 5.03. Shareholders' Meeting. Bancorp, acting through its Board of Directors, shall promptly in accordance with applicable law:

                  (a) take all actions necessary to duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting") as soon as practicable for the purpose of considering and taking action upon this Agreement, the Merger and related matters;

                  (b) subject to its fiduciary duties under applicable law as determined by Bancorp's Board of Directors, include in the Prospectus/Proxy (as defined in Section 5.04) the recommendation of Bancorp's Board of Directors that shareholders of Bancorp vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

                  (c) use its best efforts (i) to obtain and furnish the information required to be included by it in the Prospectus/Proxy and cause the Prospectus/Proxy Statement to be mailed to its shareholders at the earliest practicable time and (ii) to obtain the necessary approvals by the requisite percentage of its shareholders of this Agreement, the Merger and the other transactions contemplated hereby.

            Section 5.04. Registration Statement Information. Bancorp will furnish the Corporation with all information concerning Bancorp required for inclusion: (i) in a registration statement (including the related prospectus) on Form S-4 (or other appropriate form), any amendments thereto or any supplements to any prospectus contained therein (the "Registration Statement"), filed by the Corporation with the Securities and Exchange Commission (the "Commission") in order to register under the 1933 Act or in any blue sky application or exemption request filed with any state securities commission regarding, the offer, sale and delivery of the shares of the M&I Stock to be issued pursuant to the Merger; or

(ii) in any application or statement made by the Corporation to any government agency or authority in connection with the transaction contemplated by this Agreement and the Merger Agreement. Bancorp hereby represents and warrants to the Corporation that at the time the Registration Statement and Blue Sky Permits become effective, the Registration Statement and the Prospectus/Proxy Statement included therein and all Blue Sky Applications, insofar as they relate to Bancorp and are based upon written information furnished by Bancorp to the Corporation for use therein: (i) will comply in all material respects with the provisions of the 1933 Act, including the requirement to provide audited financial information with respect to Bancorp and Bank to the Corporation; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that, at the time of the shareholders meeting referred to in
Section 5.03, above and at the Effective Time, the Prospectus/Proxy Statement, as amended or supplemented by any amendment filed by the Corpora-tion, insofar as it relates to Bancorp or Bank and is based upon written information furnished by Bancorp to the Corporation for use in such Prospectus/Proxy Statement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 5.05. Filing of Registration Statement; Blue Sky Filings. The Corporation will, after receiving from Bancorp all information necessary for the Registration Statement regarding Bancorp or Bank, file the Registration Statement with the Commission as soon as practicable and use its best efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Corporation shall make all appropriate applications and filings with and obtain all appropriate consents, permits, registrations (or exemptions therefrom) required by any state securities law in connection with this Agreement, and the same shall be in effect prior to the mailing of the Prospectus/Proxy Statement to Bancorp shareholders, at the date of the special meeting of shareholders of Bancorp and at the Effective Time. The Corporation represents and warrants to Bancorp that at the time the Registration Statement and Blue Sky permits become effective, the Registration Statement and the Prospectus/Proxy Statement included therein and all Blue Sky Applications: (i) will comply in all material respects with the provisions of the 1933 Act; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and that, at the time of the shareholders meeting referred to in Section 5.03, above and at the Effective Time, the Prospectus/Proxy Statement, as amended or supplemented by any amendment or supplement filed by the Corporation will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the representations and warranties in this
Section 5.05 shall apply to statements in or omissions from the Registration Statement or Prospectus/Proxy Statement made in reliance upon and in confor-mity with written information furnished by Bancorp for use in the Registration Statement or Prospectus/Proxy Statement as provided in Section 5.04, above.

            Section 5.06. Government Filings. The Corporation shall promptly prepare and file with the Federal Reserve Board and other appropriate state and federal banking regulatory agencies, an application on an appropriate form to complete the Merger and the other transactions contemplated herein and will use its best efforts to have all such applications approved as promptly as possible.

            Section 5.07. Access, Investigation and Review. From and after the date of this Agreement, Bancorp and Bank shall afford to the officers, attorneys and accountants and other authorized representatives of the Corporation full and free access to the properties, books, contracts, commitments and records of Bancorp or Bank, at all reasonable times during business hours, and such representatives of the Corporation shall be furnished with true and complete copies of the same and with all other information concerning the affairs of Bancorp or Bank as such representatives may reasonably request. Any such information treated as confidential by Bancorp or Bank (and so marked at the time of release to the representatives of the Corporation) shall be kept confidential by the representatives of the Corporation (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that: (i) it was already known to such representatives when received; (ii) it hereafter becomes lawfully obtainable from other sources; or (iii) it is required to be disclosed by the Corporation in any document required to be filed with the Federal Reserve Board, the Wisconsin Office of the Commissioner of Banking, the FDIC, the Securities and Exchange Commission or any other government agency or authority.

            Section 5.08. No Solicitation. Neither Bancorp, Bank nor any of their officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall directly or indirectly, without the prior written consent of the Corporation, initiate contact with, solicit or encourage any inquiries or proposals by or except as, in the written opinion of Bancorp's counsel, may be required by the fiduciary duties of the Board of Directors of Bancorp, enter into any discussions or negotiations or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties, or afford any access to its properties, books and records to, any corporation, partnership, person or other entity or group in connection with any possible proposal regarding a tender offer for or sale of Bancorp's or Bank's capital stock or a consolidation, merger, or sale of all or a substantial portion of the assets of Bancorp, Bank or any similar transaction.

            Section 5.09. Consultation and Notice of Actions and Proceedings. During the period from the date of this Agreement to the Effective Time, Bancorp and Bank will cause one or more of its officers to confer on a regular and frequent basis with officers of the Corporation to report the general status of ongoing operations and to consult with the Corporation as to the making of any decisions or the taking of any actions in matters outside the ordinary course of business. Bancorp shall promptly notify the Corporation of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge threatened, involving Bancorp, Bank or any of their properties or assets or, to the best of its knowledge, any employee, director or officer of Bancorp or Bank which if pending on the date hereof would have been required to be disclosed in writing pursuant to
Section 3.08 hereof or which relates to the consummation of the Merger. Bancorp shall give prompt notice to the Corporation of: (i) any notice of, or other communication relating to, a default or event of default which, with notice or lapse of time or both, would become a default, received by Bancorp subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of Bancorp or Bank to which Bancorp or Bank is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated hereby; or (iv) any material adverse change in the financial condition, properties, businesses or results of operations of Bancorp or Bank.

            Section 5.10.  Agreement by Affiliated Shareholders of Bancorp.

                  (a) Bancorp shall deliver to the Corporation a letter identifying all persons whom it believes to be, at the time of the shareholders meeting referred to in Section 6.01, an "affiliate" for purposes of Rule 145 under the Securities Act; and

                  (b) Each shareholder of Bancorp who shall, in the opinion of counsel to the Corporation, be deemed to be an "affiliate" of Bancorp, within the meaning of such term as used in Rule 145 ("Rule 145") of the General Rules and Regulations (the "Rules") of the Commission under the 1933 Act, shall enter into an agreement ("Affiliate Agreement"), prior to the Effective Date, substantially in the form attached hereto as Exhibit B to the effect that no disposition of M&I Stock received in the Merger will be made by such persons except within the limits and in accordance with the applicable provisions of said Rule 145, as amended from time to time, or except in a transaction which, in the opinion of legal counsel reasonably satisfactory to the Corporation, is exempt from registration under the Securities Act.

            Section 5.11. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation:
(i) cooperation in the preparation and filing of the Prospectus/Proxy Statement and any amendments thereto; (ii) the satisfaction of all requirements of any financing agreements; (iii) the taking of all action reasonably necessary, proper or advisable to secure existing debt obligations of Bancorp or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

            Section 5.12. Formation of Interim. The Corporation agrees to cause Interim to be organized promptly under the laws of the State of Wisconsin. Following the organization and due formation of Interim it shall, by addendum to this Agreement, become a party to the Agreement. At such time as Interim has been organized, the Corporation agrees to secure approval of the Merger Agreement by the Board of Directors of Interim and to cause Interim to execute and deliver the Merger Agreement.

            Section 5.13. Public Announcements. The Corporation and Bancorp, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, as determined by the Corporation or Bancorp, as the case may be.


                                  ARTICLE VI
                             CONDITIONS TO CLOSING

            Section 6.01. Conditions to Obligations of the Corporation. The obligations of the Corporation under this Agreement are subject, in the discretion of the Corporation, to the satisfaction at or prior to the Effective Date of each of the following conditions:

                  (a) The representations and warranties made by Bancorp and Bank in Article III or otherwise in this Agreement with respect to itself shall have been true when made and, except for changes as contemplated herein, shall be true at the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time and Bancorp and Bank shall have performed or complied in all material respects with all obligations, covenants and conditions required by Articles V and VI and as otherwise required in this Agreement to be performed or complied with by Bancorp or Bank prior to or at the Closing or Effective Time. Bancorp shall have furnished the Corporation with a certificate, signed by the President of Bancorp and dated the Effective Date, to the foregoing effect.

                  (b) The holders of the requisite percentage of the outstanding shares of Bancorp Stock shall have duly authorized, adopted and approved this Agreement, the Merger Agreement and the consummation of the transactions contemplated herein and in the Merger Agreement. Bancorp shall have delivered to M&I a certificate signed by the President of Bancorp as to the details of the foregoing.

                  (c) The Corporation shall have received a certificate, dated the Closing Date, of the President of Bancorp to the effect that he has read the Registration Statement, and, with respect to the information set forth in the Registration Statement relating to Bancorp, such Registration Statement, as of its effective date, as of the date of such certificate, and as of the Effective Time, contained no untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) Bancorp shall have obtained and delivered to the Corporation the Affiliate Agreements of those persons who, in the opinion of counsel to the Corporation, may be deemed to be "affiliates" (as such term is defined in the published rules and regulations under the 1933 Act) of Bancorp.

                  (e) As of the close of the most recent calendar quarter (or if the Merger shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) the "Bank's Net Earnings" (as hereinafter defined) for (i) the four most recent calendar quarters of Bank on a cumulative basis and (ii) the most recent fiscal year of Bank for which Bank's earnings have been reported as of such date, shall each be not less than $2,200,000. As used in this Section, the "Bank's Net Earnings" means the net income of Bank for the relevant period(s) determined in accordance with the Regulatory Accounting Standards and generally accepted accounting principles applied on a basis consistent with Bank's financial statements for the years ended December 31, 1992 and 1993, as referenced in Section 3.04 hereof, subject to any subsequent adjustments required to be reported after the Effective Time, whether or not such adjustments have, as yet, been reported, with the following expenses, if any, net of related tax savings and costs, which were reflected in net income for the relevant period(s) added back into net income for the applicable period: (i) investment banking expenses, outside legal fees, outside accounting fees, and printing costs associated with the Merger; and (ii) any other expenses upon which the Corporation and Bancorp shall mutually agree.

                  (f) As of the end of the month last preceding the Effective Time, the total net worth of Bank, prepared in accordance with the Regulatory Accounting Standards and generally accepted accounting principles, applied on a basis consistent with their respective Statements of Changes in Shareholders' Equity as of December 31, 1993, certified by the Cashier of the Bank, shall not be less than $17,300,000 excluding any adjustments made pursuant to paragraph (k) hereto.

                  (g) Between December 31, 1993 and the Effective Time there shall have been no material adverse change in the financial condition of Bancorp or Bank from that set forth in (i) the financial statements and Call Reports described in Section 3.04 hereof or (ii) the reserve for possible loan and lease losses described in Section 3.05 hereof, and nothing shall have come to the Corporation's attention to lead it to believe that there is or could be a material increase in the loans set forth in the Loan Schedule described in Section 3.20 hereof. For purposes of this Section 6.01, without limiting additional factors which may be considered material, a material adverse change or material increase in the Loan Schedule shall mean any item, occurrence or event or any series of the same resulting in damage, loss (including unrecognized losses), liability, cost or expense which exceeds, in the aggregate, $250,000, as shall be determined by the Corporation in its sole discretion, but in the exercise of good faith.

                  (h) No payment on any indebtedness of Bancorp or Bank will, as a result of the Merger, be accelerated except those of which Bancorp has notified the Corporation in writing not less than sixty (60) days prior to the Closing and which acceleration(s) of indebtedness has been accepted by the Corporation in writing prior to the Effective Time.

                  (i) As of the close of the month ending not more than thirty (30) days prior to the Effective Time, Bancorp and Bank shall have made such adjustments, charge offs, additions to reserves and other accounting and income tax provisions as the Corporation shall in its sole discretion deem appropriate.

                  (j) As of the Effective Time, Bancorp will have no liabilities.

            Section 6.02. Conditions to Obligations of Bancorp. The obligations of Bancorp under this Agreement and the Merger Agreement are subject, in the discretion of Bancorp, to the satisfaction, at or prior to the Effective Date, of each of the following conditions:

                  (a) The representations and warranties made by the Corporation in this Agreement shall have been true when made, and except as may otherwise be contemplated or permitted herein, shall be true as of the Effective Date with the same force and effect as if such representations and warranties were made at and as of the Effective Date, and the Corporation shall have performed or complied with all obligations, covenants and conditions required by this Agreement and the Merger Agreement to be performed or complied with by it prior to or at the Closing. Bancorp shall have been furnished with a certificate, signed by the President of the Corporation and dated the Effective Date, to the foregoing effect.

            Section 6.03. Conditions to Respective Obligations of the Corporation and Bancorp. The respective obligations of the Corporation, Interim and Bancorp under this Agreement and the Merger Agreement are subject to the further conditions that:

                  (a) The holders of no more than 5% of the shares of Bancorp Stock shall, at the Closing Date, be entitled to assert statutory dissenters' appraisal rights under applicable provisions of the Wisconsin Statutes with respect to the Merger.

                  (b) Bancorp and the Corporation shall have received letters (in form and substance satisfactory to the Corporation and its counsel) from Bancorp shareholders holding 5% or more of Bancorp Stock representing to the Corporation and Bancorp that as of the Effective Date, such shareholders have no present plan or intention to dispose of any shares of M&I Stock acquired by reason of the Merger.

                  (c) The parties hereto shall have received final approval of the transactions contemplated by this Agreement from all appropriate government agencies and authorities, including the Federal Reserve Board, without any condition which is not satisfactory to the Corporation, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. Such approvals and the transaction contemplated hereby shall not have been contested by any federal or state government authority nor by any other third party by formal proceeding.

                  (d) No statute, rule or regulation shall have been enacted in the State of Wisconsin by any governmental or regulatory agency of competent jurisdiction which prevents or restricts consummation of the Merger.

                  (e) The Registration Statement shall be effective under the 1933 Act prior to the mailing of the Prospectus/Proxy Statement to Bancorp's shareholders, and at the date of the meeting of shareholders referred to in Section 6.01 hereof and at all times thereafter to and including the Effective Time, and no stop order suspending the effectiveness thereof shall have been issued during such period and no proceedings for that purpose shall have been instituted or be pending at the Effective Time. All appropriate registrations, permits and consents required by any state securities law (or exemptions therefrom) in connection with this Agreement shall have been obtained and be in effect at the date of the meeting of shareholders and at the Effective Time.

                  (f) On the Effective Date there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or government agency or authority which might result in an action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or the Merger Agreement, or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Bancorp or Bank which might result in any material adverse change in the financial condition, results of operations, business or prospects of Bancorp or Bank; and each of the parties shall furnish the other with a certificate, dated the Closing Date and signed by the President of Bancorp and the Corporation respectively, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or to the best of his knowledge, threatened against such party.

                  (g) All actions, proceedings, instruments and documents required to carry out the transaction contemplated by this Agreement and the Merger Agreement or incidental thereto and all other related legal matters (including but not limited to all matters relating to the federal income tax consequences of the Merger) shall have been satisfactory to and approved by counsel to each of the parties to this Agreement and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

                                  ARTICLE VII
                                  TERMINATION

            Section 7.01. Reasons for Termination and Abandonment. This Agreement may be terminated and abandoned before the Effective Date, notwithstanding the approval and adoption of this Agreement or the Merger Agreement by the shareholders of Bancorp and/or Interim:

                  (a) By mutual consent of the Boards of Directors of Bancorp and the Corporation;

                  (b) By either Bancorp or the Corporation if the Merger is not consummated on or before April 30, 1995;

                  (c) By the Corporation if any of the conditions provided for in Sections 6.01 and 6.03 of this Agreement have not been met and have not been waived in writing by the Corporation;

                  (d) By Bancorp, if any of the conditions of Sections 6.02 and 6.03 of this Agreement have not been met and have not been waived in writing by Bancorp; or

                  (e) By Bancorp, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of the Corporation from that set forth in the Corporation's Balance Sheet included in its Form 10-K for the year ended December 31, 1993.

            Section 7.02. Notice. In the event of termination and abandonment by any party as above provided in this paragraph, written notice shall forthwith be given to the other parties, which notice shall specifically describe the basis for such termination.

            Section 7.03. Effect of Termination. If the Merger is not consummated as the result of termination of this Agreement, the Corporation and Bancorp each shall pay their own fees and expenses incident to the negotiation, preparation and execution of this Agreement, their respective shareholders' meetings and actions and all other acts incidental to, contem-plated by or in pursuance of the transactions contemplated by this Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors and this Agreement shall immediately terminate and neither Bancorp nor the Corporation shall have any liability under this Agreement for damages or otherwise.

                                 ARTICLE VIII
                                 MISCELLANEOUS

            Section 8.01. Survival of Representations and Warranties. All representations, warranties and covenants in this Agreement shall survive the Closing and any investigation by the parties hereto; provided, however, that no officer, director or shareholder of Bancorp, Bank or the Corporation shall have any liability hereunder except in the case of gross negligence, bad faith or fraud.

            Section 8.02. Notices. Any notice given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, to the parties at the following addresses:

            If to M&I, then to:

                  Marshall & Ilsley Corporation
                  770 North Water Street
                  Milwaukee, Wisconsin  53201
                  Attention:  M. A. Hatfield, Senior Vice President

                  With a copy to:

                  Mr. James A. Sheriff
                  Godfrey & Kahn, S.C.
                  780 North Water Street
                  Milwaukee, Wisconsin  53202

            If to Bancorp, then to:

                  Citizens Bancorp of Delavan, Inc.
                  104 North 5th Street
                  P.O. Box 307
                  Delavan, Wisconsin  53115
                  Attention:  Mr. Rymund Wurlitzer

                  With a copy to:

                  Mr. Prescott Wurlitzer
                  104 North 5th Street
                  Delavan, Wisconsin  53115


            Section 8.03. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but shall not be assigned by either party without the prior written consent of the other party.

            Section 8.04. Articles and Other Headings. Articles and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 8.05. Entire Agreement. This agreement embodies the entire agreement between the parties and supersedes all prior arrangements, understandings, agreements or covenants between the parties.

            Section 8.06. Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

            Section 8.07. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

            Section 8.08. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, at any time before or after the approval of the Merger by the shareholders of Bancorp as contemplated by Section 5.03 hereof, by written agreement of Bancorp, and the Corporation, but after such approval of the shareholders of Bancorp, no such amendment, modification or supplement shall reduce or change the form of the consideration being paid pursuant to Sections 2.02 and 2.03 hereof, or change any of the terms and conditions of the Agreement in a manner which materially and adversely affects the rights of Bancorp's shareholders hereunder without the approval of such shareholders.

            Section 8.09. Expenses. Each party to this Agreement shall pay their own expenses in connection with the transactions contemplated hereby.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    MARSHALL & ILSLEY CORPORATION


                                    By:  /s/ M. A. Hatfield
                                         ______________________________
                                         M. A. Hatfield
                                    Its: Senior Vice President
Attest:


_________________________
                                    CITIZENS BANCORP OF DELAVAN, INC.


                                    By:   /s/ Rymund Wurlitzer
                                          ______________________________
                                          Rymund Wurlitzer
                                    Its:  Chairman
Attest:


_________________________


MJP-M&I DELAVAN AGR 1--del-m&i.mjp

                                                                    EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER


            THIS AGREEMENT AND PLAN OF MERGER dated as of the _____ day of ____________, 1994, by and between M&I Interim Corp., a Wisconsin corporation ("Interim"), and Citizens Bancorp of Delavan, Inc., a Wisconsin corporation ("Bancorp").


                              W I T N E S S E T H

            WHEREAS, Bancorp and Marshall & Ilsley Corporation, a Wisconsin corporation ("M&I"), which is the sole shareholder of Interim, have entered into that certain Agreement and Plan of Reorganization dated the 31st day of August, 1994 (the "Reorganization Agreement"), whereby Bancorp shall be merged with and into Interim under the terms and conditions of the Reorganization Agreement and this Agreement.

            NOW, THEREFORE, in consideration of the mutual promises and agreements hereafter set forth, the parties hereto agree as follows:


                                   ARTICLE I
                        MERGER OF INTERIM INTO BANCORP

            Section 1.01. Merger. Upon the terms and subject to the conditions of this Agreement and the Reorganization Agreement, at the Effective Time (as hereinafter defined), Bancorp shall be merged with and into Interim (which is hereinafter referred to as the "Surviving Corporation" whenever reference is made to it on or after the Effective Time) pursuant to the applicable provisions of the Wisconsin Statutes (the "Merger").

            Section 1.02. Effective Time of Merger. The Merger shall become effective at the time specified in Section 6.03 of the Reorganization Agreement (the "Effective Time" or the "Effective Date").

            Section 1.03. Consequences of Merger. At and as of the Effective Time, and as a result of the Merger:

                  (a) Continued Existence of Interim. The corporate identity, existence, purposes, powers, franchises, rights and immunities of Interim shall continue and be unaffected and unimpaired.

                  (b) Effect on Bancorp. The corporate identity, existence, purposes, powers, franchises, rights and immunities of Bancorp shall be merged with and into Interim and the Surviving Corporation shall be fully vested therewith. The separate legal existence of Bancorp shall cease and the assets and liabilities of Bancorp shall be transferred to and vested in the Surviving Corporation. The rights, interests and franchises of Bancorp in and to every species of property, real, personal and mixed and choses in action thereto belonging, shall be deemed transferred to and vested in the Surviving Corporation without any deed, endorsement or other instrument of transfer and the Surviving Corporation shall take, hold and enjoy the same and all rights of property, franchises and interests in the same manner and to the same extent as were held and enjoyed by Bancorp at the time of the Merger.

                  (c) Articles of Incorporation. From and after the Effective Date, the Articles of Incorporation of Interim as in effect immediately prior to the Effective Date shall continue as the Articles of Incorporation of the Surviving Corporation unless and until further amended or repealed as provided therein or by law.

                  (d) By-Laws. From and after the Effective Date, the By-Laws of Interim as in effect immediately prior to the Effective Date shall continue as the By-Laws of the Surviving Corporation unless and until further amended or repealed as provided therein or by law.

                  (e) Directors and Officers. The directors and officers of Interim holding office immediately prior to the Effective Date shall continue from and after the Effective Date as directors and officers of the Surviving Corporation until the election of their respective successors or until their resignation or removal as provided by law or in the Articles of Incorporation or By-Laws of the Surviving Corporation. If on the Effective Date any vacancy shall exist on the Board of Directors or in the officers of Interim such vacancy may be filled in the manner provided by the By-Laws of the Surviving Corporation.

                  (f) Name of Surviving Corporation. From and after the Effective Date, the name of the Surviving Corporation shall be "M&I Interim Corp."

                  (g) Acts of Bancorp. Until thereafter changed in accordance with applicable law, and the Articles of Incorporation and By-Laws of the Surviving Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Bancorp and its shareholders, Board of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding on the Surviving Corporation as the same were with respect to Bancorp.


                                  ARTICLE II
                     CONVERSION AND EXCHANGE OF SECURITIES

            Section 2.01. Manner of Conversion. Subject to the terms and conditions set forth in this Agreement and the Reorganization Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Bancorp Stock:

                  (a) All Bancorp Stock owned by Bancorp shall be cancelled and no M&I Stock or cash shall be delivered in exchange therefor;

                  (b) Each outstanding share of Bancorp Stock as to which shareholders have validly perfected dissenter's rights in accordance with applicable Wisconsin law shall not be converted into and shall not become M&I Stock hereunder (hereinafter, the "Dissenting Shares"), and Bancorp shall give the Corporation prompt notice of any written notice from any shareholder of Bancorp objecting to the Merger (the "Dissenting Shareholders"). Prior to the Effective Time, Bancorp shall not, except with prior written consent of the Corporation, voluntarily make any payment with respect to or settle or offer to settle any such objection. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for Bancorp Stock shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the provisions of the laws of the State of Wisconsin) and such shares of Bancorp Stock shall be cancelled. If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose the right to appraisal of payment for shares of Bancorp Stock under applicable law, such shares shall be thereupon converted into M&I Stock in accordance with the provisions of Sections 2.02 and 2.03 of the Reorganization Agreement; and

                  (c) Each share of Bancorp Stock (except shares described in subparagraph (a) hereof and Dissenting Shares) issued and outstanding as of the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive Three Hundred Five and Eighty Five One Hundreths (305.85) shares of M&I Stock.

            Section 2.02. No Fractional Shares. No fractional shares of M&I Stock shall be issued upon the surrender for exchange of certificates; no dividend or distribution with respect to M&I Stock shall be payable on or with respect to any fractional share; and no fractional share interest shall entitle the owner thereof to any rights of a shareholder of the Corporation. In lieu of any such fractional share, the Corporation shall pay to each former shareholder who otherwise would be entitled to receive a fractional share of M&I Stock an amount in cash determined by multiplying the closing sales price of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date by the fraction of a share of M&I Stock to which such holder would otherwise be entitled.

            Section 2.03.  Payment of Merger Consideration.

                  (a) As soon as practicable after the Effective Time, the Corporation shall make available to the Surviving Corporation, which in turn shall make available to M&I Marshall & Ilsley Bank or other financial institution which shall be designated by the Corporation as Exchange Agent (the "Exchange Agent") certificates representing the shares of M&I Stock into which the Bancorp Stock shall be converted pursuant to Section 2.02 of the Reorganization Agreement. The Surviving Corporation, at the Effective Time, shall make available to the Exchange Agent (either with funds provided by the Corporation or its own funds), the cash payable to Dissenting Shareholders (to the extent known). The Corporation shall provide the Surviving Corporation, which in turn shall make available to the Exchange Agent, the cash necessary to make all required payment for fractional shares pursuant to
Section 2.03 of the Reorganization Agreement.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each holder of a certificate which formerly represented Bancorp Stock prior to the Merger, advising such holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such certificate for exchange into one or more certificates evidencing shares of M&I Stock and/or cash (as to fractional or Dissenting Shares). Until so surrendered, each outstanding certificate will be deemed for all purposes to evidence the right to receive cash (as to fractional or Dissenting Shares) and/or the ownership of the number of full shares of M&I Stock as provided herein; provided, however, that until such certificates are so surrendered, no dividend payable to holders of record of shares of M&I Stock as of any date subsequent to the Effective Time shall be paid to the holder or holders of such certificates in respect to M&I Stock represented thereby. After the Effective Time, there shall be no further registry of transfers on the records of the Bancorp of the Bancorp Stock and, if a certificate representing such Bancorp Stock is presented to the Surviving Corporation for transfer, it shall be cancelled and exchanged for a check in the appropriate amount and/or a certificate representing the appropriate number of shares of M&I Stock as herein provided. Upon surrender of certificates for the Bancorp Stock which have been converted into shares of M&I Stock, there shall be paid (without interest) to the record holder of the certificates for M&I Stock issued and exchanged therefor: (i) on or as soon as practicable after such date of surrender, the amount of dividends which as of any date subsequent to the Effective Time became payable and were not paid to such holder with respect to such shares of M&I Stock; and (ii) on the appropriate payment date occurring subsequent to the date of surrender, the amount of such dividends, if the record date in respect thereof occurred after the Effective Time but prior to the date of surrender. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of the Bancorp Stock (or to anyone claiming through any such former holder) with respect to any M&I Stock, or dividends thereon, or with respect to any cash to which any such holder would be entitled as a consequence of the Merger, if such M&I Stock, dividends or cash have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

            Section 2.04. Further Powers. The Board of Directors of M&I shall have the right, either before or after the Effective Date, to adopt additional rules and regulations with respect to the surrender of certificates representing Bancorp Stock and disbursements with respect thereto not inconsistent with the provisions of this Agreement.

            Section 2.05. No Additional Shares Issued. No shares of capital stock of the Surviving Corporation shall be issued in connection with the Merger.


                                  ARTICLE III
                                  CONDITIONS

            Section 3.01. Conditions to Merger. Effectuation of the Merger herein provided is conditioned upon fulfillment or waiver of all conditions set forth in the Reorganization Agreement.

                                  ARTICLE IV
                       TERMINATION, AMENDMENT AND WAIVER

            Section 4.01. Termination. This Agreement may be terminated in the manner set forth in Article VII of the Reorganization Agreement and may be amended in the manner set forth in Article VIII of the Reorganization Agreement.


                                   ARTICLE V
                                 MISCELLANEOUS

            Section 5.01. Necessary Action; Best Efforts. From and after the date hereof each of the parties hereto covenants and agrees to use its best efforts to consummate the transactions contemplated hereby and to obtain all requisite third party consents and approvals.

            Section 5.02. Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and personally delivered in a manner sufficient for the service of legal process under the laws of Wisconsin or sent by first class mail, postage prepaid, to the parties hereto at the addresses set forth in Section 8.02 of the Reorganization Agreement or to such changed address as a party may designate by notice duly given.

            Section 5.03. Binding Effect; No Third Party Action. This Agreement shall be binding upon and inure to the benefit of the parties hereto and no shareholder or creditor of a party or any other person shall have any right to enforce or maintain any action under this Agreement or by reason hereof.

            Section 5.04. Defined Terms. All capitalized terms not otherwise defined herein shall be defined as in the Reorganization Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                    M&I INTERIM CORP.
Attest:


__________________________          By: _______________________________

                                        ____________________, President




                                    CITIZENS BANCORP OF DELAVAN, INC.
Attest:


__________________________          By: _______________________________

                                        ____________________, President

                                                                    EXHIBIT B
                               AFFILIATE LETTER









_____________________________
_____________________________
_____________________________
_____________________________

Gentlemen:

            I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Citizens Bancorp of Delavan, Inc., a Wisconsin corporation (the "Bancorp"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Reorganization dated as of ______________, 1994 (the "Agreement"), between Marshall & Ilsley Corporation, a Wisconsin corporation (the "Corporation"), and the Bancorp, M&I Interim Corp., a new Wisconsin corporation ("Interim"), will be merged with and into Bancorp (the "Merger").

            As a result of the Merger, I may receive shares of Corporation common stock par value $________ per share (the "Corporation Securities"). I would receive such shares in exchange of shares owned by me of Bancorp common stock, par value $______ per share (the "Bancorp Securities").

            I represent, warrant and covenant to the Corporation that in the event I receive any Corporation Securities as a result of the Merger:

                  A. I shall not make any sale, transfer or other disposition of the Corporation Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Corporation Securities to the extent I felt necessary, with my counsel or counsel for the Bancorp.

                  C. I have been advised that the issuance of Corporation Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Bancorp, I may be deemed to have been an affiliate of the Bancorp, and since the distribution by me of the Corporation Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Corporation Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promul-gated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Corporation, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  D. I understand that the Corporation is under no obligation to register the sale, transfer or other disposition of the Corporation Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  E. I also understand that stop transfer instructions will be given to the Corporation's transfer agents with respect to the Corporation Securities and that there will be placed on the certificates for the Corporation Securities issues to me, or any substitutions therefor, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _________________ BETWEEN THE REGISTERED HOLDER HEREOF AND THE CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE CORPORATION."

                  F. I also understand that unless the transfer by me of my Corporation Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Corporation reserves the right to put the following legend on the certificates issued to my transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

            It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend as soon as the Rule 145 resale restrictions cease to apply thereto under Rule 145(d), or if the undersigned shall have delivered to the Corporation a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Corporation, to the effect that such legend is not required for purposes of the Act.

                                    Very truly yours,


                                    ______________________________
                                    Name:

Accepted this _____ day of
_________________, 1994, by

CORPORATION


By:____________________________

Name:__________________________
Title:_________________________

                                                                   APPENDIX B

                 WISCONSIN STATUTES SECTIONS 180.1301-180.1331

      180.1301.   Definitions

      In ss. 180.1301 to 180.1331:

      (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

      (1m)  "Business combination" has the meaning given in s. 180.1130(3).

      (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

      (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

      (4) "Fair value," with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value," with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

      (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

      (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporation action.

      180.1302.   Right to dissent

      (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

            1.  Shareholder approval is required for the merger by s.
      180.1103 or by the articles of incorporation.

            2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

      (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

      (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

            1.  A sale pursuant to court order.

            2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

      (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of a board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

      (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

      (a)  Alters or abolishes a preferential right of the shares.

      (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

      (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

      (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

      (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

      (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b),
180.1815(3) or 180.1829(1)(c).

      (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

      (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

      180.1303.   Dissent by shareholders and beneficial shareholders

      (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

      (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

      (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

      180.1320.   Notice of dissenters' rights

      (1)  If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

      (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

      180.1321.   Notice of intent to demand payment

      (1)  If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

      (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

      (b)  Not vote his or her shares in favor of the proposed action.

      (2)  A shareholder or beneficial shareholder who fails to satisfy sub.
(1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

      180.1322.   Dissenters' notice

      (1)  If proposed corporate action creating dissenters' rights under s.
180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

      (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:

      (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

      (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

      (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

      (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

      (e)  A copy of ss. 180.1301 to 180.1331.

      180.1323.   Duty to demand payment

      (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

      (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

      (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

      180.1324.   Restrictions on uncertificated shares

      (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under
s. 180.1326.

      (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

      180.1325.   Payment

      (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (2)  The payment shall be accompanied by all of the following:

      (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

      (b) A statement of the corporation's estimate of the fair value of the shares.

      (c)  An explanation of how the interest was calculated.

      (d)  A statement of the dissenter's right to demand payment under s.
180.1328 if the dissenter is dissatisfied with the payment.

      (e)  A copy of ss. 180.1301 to 180.1331.

      180.1326.   Failure to take action

      (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

      180.1327.   After-acquired shares

      (1)  A corporation may elect to withhold payment required by s.
180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

      180.1328.   Procedure if dissenter dissatisfied with payment or offer

      (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s.
180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

      (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

      (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

      (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

      (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

      180.1330.   Court action

      (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, is shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

      (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

      (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

      (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under
s. 180.1327.

      180.1331.   Court costs and counsel fees

      (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

      (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

      (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

      (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

      (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

      (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires Marshall & Ilsley Corporation ("M&I") to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of M&I unless it is determined that he or she breached or failed to perform a duty owed to M&I and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with M&I or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

      Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under M&I's Articles of Incorporation or Bylaws, a written agreement between the director or officer and M&I, or a resolution of the Board of Directors or the shareholders.

      Unless otherwise provided in the articles of incorporation or bylaws, or by written agreement between the director or officer and M&I, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the Board of
Directors: (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee; (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors);
(iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

      Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by M&I, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to M&I written affirmation of his good faith that he has not breached or failed to perform his duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by M&I is not required.

      Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

      As permitted by Section 180.0858, M&I has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of M&I's By-Laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. M&I has purchased directors' and officers' liability insurance which has coverage limits of $40 million per occurrence and insures M&I's officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules.

a.    Exhibits

Exhibit No.

     2 Agreement and Plan of Reorganization dated as of August 31, 1994, by and between Marshall & Ilsley Corporation and Citizens Bancorp of Delavan, Inc. (incorporated by reference to Appendix A to the Prospectus/Proxy Statement included as part of this Registration Statement)

     5      Opinion of Godfrey & Kahn, S.C. regarding legality

     8      Opinion of Godfrey & Kahn, S.C. regarding tax matters

    23.1    Consent of Arthur Andersen LLP (relating to M&I)

    23.2    Consent of Arthur Andersen LLP (relating to Citizens Bancorp)

    23.3    Consent of Godfrey & Kahn, S.C. (contained in Exhibits 5 and 8)

    24      Powers of Attorney for the Directors of Marshall & Ilsley
            Corporation

    99      Form of Citizens Bancorp of Delavan, Inc. Proxy

b.  Financial Statement Schedules

      No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form S-4.

Item 22.  Undertakings.

            (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (2) The undersigned Registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions referred to in Item 20 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on February 28, 1995.

                                    MARSHALL & ILSLEY CORPORATION
                                          (Registrant)


                                    By:  /s/ J.B. Wigdale
                                        -----------------------------------
                                        J.B. Wigdale, Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated:



/s/ J.B. Wigdale                                   Date: February 28, 1995
- ----------------------------------------------
J.B. Wigdale,
Chairman of the Board and a Director
 (Chief Executive Officer)



/s/ G.H. Gunnlaugsson                              Date: February 28, 1995
- ----------------------------------------------
G.H. Gunnlaugsson,
Executive Vice President and a Director
 (Chief Financial Officer)



/s/ P.R. Justiliano                                Date: February 28, 1995
- ----------------------------------------------
P.R. Justiliano
Senior Vice President and Corporate Controller
 (Principal Accounting Officer)

Directors:  Richard A. Abdoo, Oscar C. Boldt, J.P. Bolduc, Wendell F. Bueche,
            J.F. Chait, Glenn A. Francke, G.H. Gunnlaugsson, Burleigh E. Jacobs, Jack F. Kellner, James F. Kress, D.J. Kuester, Edward L. Meyer, Jr., Don R. O'Hare, San W. Orr, Jr., Peter M. Platten, III, J.A. Puelicher, Stuart W. Tisdale, J.B. Wigdale, James O. Wright and Gus A. Zuehlke.



/s/ M.A. Hatfield                                  Date: February 28, 1995
- ----------------------------------------------
M.A. Hatfield
As Attorney-in-Fact*

* Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

                                 EXHIBIT INDEX

Exhibit
Number                        Description

2       Agreement and Plan of Reorganization dated as of August 31,
        1994, by and between Marshall & Ilsley Corporation and
        Citizens Bancorp of Delavan, Inc. (incorporated by reference to Appendix A to the Prospectus/Proxy Statement included
        as part of this Registration Statement). . . . . . . . . . . . . . .*

5       Opinion of Godfrey & Kahn, S.C. regarding legality . . . . . . . . .

8       Opinion of Godfrey & Kahn, S.C. regarding tax matters. . . . . . . .

23.1    Consent of Arthur Andersen LLP (relating to M&I) . . . . . . . . . .

23.2    Consent of Arthur Andersen LLP (relating to Citizens Bancorp)    . .

23.3    Consent of Godfrey & Kahn, S.C. (contained in Exhibits 5 and 8)  . .

24      Powers of Attorney for the Directors of Marshall & Ilsley
        Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

99      Form of Citizens Bancorp of Delavan, Inc. Proxy. . . . . . . . . . .

______________

*       Incorporated by reference as noted.





PMK-M&I Delavan Form S-4
MI-DS-S4.PMK
2/23/95